Filed pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-183618 and 333-183618-01

PRELIMINARY PROSPECTUS SUPPLEMENT
(SUBJECT TO COMPLETION)
DATED MARCH 10, 2014

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 29, 2012)

Petrobras Global Finance B.V.

Unconditionally guaranteed by

Petróleo Brasileiro S.A.—Petrobras

(Brazilian Petroleum Corporation—Petrobras)

U.S.$                 % Global Notes due 20

U.S.$                 % Global Notes due 20

U.S.$                 % Global Notes due 20

U.S.$                 % Global Notes due 20

U.S.$             Floating Rate Global Notes due 20

U.S.$             Floating Rate Global Notes due 20

The      % Global Notes due 20    (the “20   Notes”), the      % Global Notes due 20   (the “20   Notes”), the      % Global Notes due 20   (the “20   Notes”), the      % Global Notes due 20  (the “20  Notes” and together with the 20   Notes, 20   Notes and 20    Notes, the “Fixed Rate Notes”), the Floating Rate Global Notes due 20   (the “20   Floating Rate Notes”) and the Floating Rate Global Notes due 20   (the “20   Floating Rate Notes” and together with the 20   Floating Rate Notes, the “Floating Rate Notes”) (each a “series” and collectively the “notes”) are general, unsecured, unsubordinated obligations of Petrobras Global Finance B.V., or “PGF,” a wholly-owned subsidiary of Petróleo Brasileiro S.A.-Petrobras, or “Petrobras.”  The notes will be unconditionally and irrevocably guaranteed by Petrobras.  The 20    Notes will mature on       , and will bear interest at the rate of      % per annum.  Interest on the 20   Notes is payable on              and           of each year, beginning on                  .  The 20   Notes will mature on   , and will bear interest at the rate of      % per annum.  Interest on the 20    Notes is payable on              and           of each year, beginning on                  .  The 20    Notes will mature on   , and will bear interest at the rate of      % per annum.  Interest on the 20   Notes is payable on              and           of each year, beginning on                  .  The 20   Notes will mature on    , and will bear interest at the rate of      % per annum.  Interest on the 20    Notes is payable on              and           of each year, beginning on                  .  The 20    Floating Rate Notes will mature on    , and will bear interest at a floating rate equal to the three-month U.S. dollar LIBOR plus    %.  The interest rate payable on the 20   Floating Rate Notes will be reset quarterly, and interest is payable on      ,       ,        and       of each year, beginning on              . The 20   Floating Rate Notes will mature on  , and will bear interest at a floating  rate equal to the three-month U.S. dollar LIBOR plus    %.  The interest rate payable on the 20    Floating Rate Notes will be reset quarterly, and interest is payable on      ,       ,        and       of each year, beginning on                               .

PGF will pay additional amounts related to the deduction of certain withholding taxes in respect of certain payments on the notes. PGF may redeem, in whole or in part, the Fixed Rate Notes at any time by paying the greater of the principal amount of the notes and the applicable “make-whole” amount, plus, in each case, accrued interest. The notes will also be redeemable without premium prior to maturity at PGF’s option solely upon the imposition of certain withholding taxes. See “Description of the Notes—Optional Redemption—Redemption for Taxation Reasons.”

ANY OFFER OR SALE OF NOTES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED DIRECTIVE 2003/71/EC, AS AMENDED, (THE “PROSPECTUS DIRECTIVE”) MUST BE ADDRESSED TO QUALIFIED INVESTORS (AS DEFINED IN THE PROSPECTUS DIRECTIVE).

————————————

PGF intends to apply to have the notes approved for listing on the New York Stock Exchange, or the “NYSE.”

————————————

See “Risk Factors” on page S-18 to read about factors you should consider before buying the notes offered in this prospectus supplement and the accompanying prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Initial price to the public(1):		Underwriting discount:		Proceeds, before expenses, to PGF:
	Per Note	Total	Per Note	Total	Per Note	Total
20 Notes	%	U.S.$	%	U.S.$	%	U.S.$
20 Notes	%	U.S.$	%	U.S.$	%	U.S.$
20 Notes	%	U.S.$	%	U.S.$	%	U.S.$
20 Notes	%	U.S.$	%	U.S.$	%	U.S.$
20 Floating Rate Notes	%	U.S.$	%	U.S.$	%	U.S.$
20 Floating Rate Notes	%	U.S.$	%	U.S.$	%	U.S.$

(1)           Plus accrued interest from March    , 2014, if settlement occurs after that date.

————————————

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company and its direct and indirect participants, including Clearstream Banking, société anonyme, and Euroclear S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about March    , 2014.

Joint Bookrunners

Bank of China          BB Securities          Bradesco BBI          Citigroup          HSBC          J.P. Morgan

Co-managers

Banca IMI          Scotiabank

March    , 2014

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of the notes PGF is offering and certain other matters relating to PGF and Petrobras and Petrobras’ financial condition. The second part, the accompanying prospectus, gives more general information about securities that PGF and Petrobras may offer from time to time. Generally, references to the prospectus mean this prospectus supplement and the accompanying prospectus combined. If the information in this prospectus supplement differs from the information in the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

We are responsible for the information contained and incorporated by reference in this prospectus supplement and in any related free-writing prospectus we prepare or authorize. PGF and Petrobras have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. Neither PGF nor Petrobras is making an offer to sell the notes in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the relevant document.

In this prospectus supplement, unless the context otherwise requires or as otherwise indicated, references to “Petrobras” mean Petróleo Brasileiro S.A.-Petrobras and its consolidated subsidiaries taken as a whole, and references to “PGF” mean Petrobras Global Finance B.V., a wholly-owned subsidiary of Petrobras. Terms such as “we,” “us” and “our” generally refer to both Petrobras and PGF, unless the context requires otherwise or as otherwise indicated.

References herein to “reais” or “R$” are to the lawful currency of Brazil.  References herein to “U.S. dollars” or “U.S.$” are to the lawful currency of the United States.  References herein to “euros” or “€” are to the lawful currency of the member states of the European Monetary Union that have adopted or will adopt the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union.

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus supplement are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are not based on historical facts and are not assurances of future results. Many of the forward-looking statements contained, or incorporated by reference, in this prospectus supplement may be identified by the use of forward-looking words, such as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimate” and “potential,” among others. We have made forward-looking statements that address, among other things:

•         our marketing and expansion strategy;

•         our exploration and production activities, including drilling;

•         our activities related to refining, import, export, transportation of petroleum, natural gas and oil products, petrochemicals, power generation, biofuels and other sources of renewable energy;

•         our projected and targeted capital expenditures and other costs, commitments and revenues;

•         our liquidity and sources of funding;

•         our development of additional revenue sources; and

•           the impact, including cost, of acquisitions.

Our forward-looking statements are not guarantees of future performance and are subject to assumptions that may prove incorrect and to risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or forecast in any forward-looking statements as a result of a variety of factors. These factors include, among other things:

•         our ability to obtain financing;

•         general economic and business conditions, including crude oil and other commodity prices, refining margins and prevailing exchange rates;

•         global economic conditions;

•         our ability to find, acquire or gain access to additional reserves and to develop our current reserves successfully;

•         uncertainties inherent in making estimates of our oil and gas reserves, including recently discovered oil and gas reserves;

•         competition;

•         technical difficulties in the operation of our equipment and the provision of our services;

•         changes in, or failure to comply with, laws or regulations;

•         receipt of governmental approvals and licenses;

•         international and Brazilian political, economic and social developments;

•         natural disasters, accidents, military operations, acts of sabotage, wars or embargoes;

•         the cost and availability of adequate insurance coverage; and

•         other factors discussed below under “Risk Factors.”

For additional information on factors that could cause our actual results to differ from expectations reflected in forward-looking statements, please see “Risk Factors” in this prospectus supplement and in documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

All forward-looking statements attributed to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement, and you should not place undue reliance on any forward-looking statement included in this prospectus supplement or the accompanying prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Petrobras is incorporating by reference into this prospectus supplement the following documents that it has filed with the Securities and Exchange Commission (“SEC”):

(1)           The Petrobras Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on April 29, 2013.

(2)           The Petrobras Report on Form 6-K furnished to the SEC on February 26, 2014, containing audited consolidated financial statements as of December 31, 2013 and 2012 and January 1, 2012 and for the years ended December 31, 2013,  2012 and 2011, in U.S. dollars, prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “Audited Financial Statements”), and our related amendment on Form 6-K/A, furnished to the SEC on March 10, 2014.

(3)           The Petrobras Report on Form 6-K furnished to the SEC on February 26, 2014, announcing Petrobras’ 2030 Strategic Plan and Business Plan for 2014-2018.

(4)           The Petrobras Reports on Form 6-K furnished to the SEC on the dates indicated below, concerning other recent developments in our business:

•         Report furnished on March 7, 2014 announcing Petrobras’ discovery of oil in the Transfer of Rights area.

•         Report furnished on March 7, 2014 containing management’s report on internal control over financial reporting.

•         Report furnished on March 7, 2014 announcing Petrobras’ proved reserves of oil, condensate and natural gas in 2013 according to SEC criteria.

•         Report furnished on March 6, 2014 announcing Petrobras’ oil and natural gas production in January 2014.

•         Report furnished on March 6, 2014 announcing 2013 operating results highlights.

•         Report furnished on March 3, 2014 announcing names of candidates appointed by Petrobras’ controlling and non-controlling shareholders to its Board of Directors and Fiscal Council in connection with the election to take place at Petrobras’ general and extraordinary shareholders meeting to be held on April 2, 2014.

•         Report furnished on March 3, 2014, convening Petrobras’ general and extraordinary shareholders meeting to be held on April 2, 2014.

•         Report furnished on February 27, 2014 announcing the approval by Petrobras’ Board of Directors of the merger of Termoaçu S.A., Termoceará Ltda. and Companhia Locadora de Equipamentos Petrolíferos – CLEP into Petrobras.

•         Report furnished on February 20, 2014 announcing the operation of a new well in the Sapinhoá field, located in the Santos Basin.

•         Report furnished on January 31, 2014 announcing Petrobras’ oil and gas production in December 2013 and its 2013 production reported to the Agência Nacional de Petróleo, Gás Natural e Biocombustíveis (National Petroleum, Natural Gas and Biofuels Agency, or the “ANP”).

•         Report furnished on January 27, 2014 announcing Petrobras’ voluntary separation incentive plan.

•         Report furnished on January 23, 2014 announcing the approval of the working and investment plan of the Libra field, located in the ultradeep waters of the Santos Basin.

•         Report furnished on January 8, 2014 announcing the operational performance of Petrobras’ refining park between January and November 2013.

•         Report furnished on January 2, 2014 announcing the start of the platform P-55 strategic project in Campos Basin’s Roncador field.

•         Report furnished on December 30, 2013 announcing the conclusion of the sale of Petrobras’ 35% stake in the offshore project known as Parque das Conchas (BC-10) for U.S.$1.636 billion.

•         Reports furnished on December 19, 2013 announcing the submission to the ANP of (i) the declaration of commerciality of the oil discoveries in the Carioca field, located in the Santos Basin pre-salt and (ii) the declaration of commerciality of the oil and gas discoveries in the Franco and Sul de Tupi fields (South of Tupi), both located in the Santos Basin pre-salt.

•         Report furnished on December 19, 2013 announcing the confirmation of the extension of the gas and light oil discovery on concession BM-SEAL-10 in the Moita Bonita area, located in the ultra-deep waters of the Sergipe-Alagoas Basin.

•         Report furnished on December 17, 2013 announcing the discovery of an oil accumulation on concession BM-POT-17, located in the deep waters of Potiguar Basin in the state of Rio Grande do Norte.

•         Report furnished on December 17, 2013 containing the minutes and resolutions of Petrobras’ extraordinary general meeting held on December 16, 2013 approving (i) the merger of Refinaria Abrea e Lima S.A. - RNEST and Companhia de Recuperação Secundária - CRSec into Petrobras and (ii) the partial spin-off of certain assets and liabilities of Petrobras International Finance Company S.A. (“PifCo”), with the subsequent merger of the spun-off portion into Petrobras.

•         Reports furnished on December 4, 2013, November 29, 2013, October 30, 2013 and October 28, 2013, announcing (i) Petrobras’ pricing policy, as prepared by Petrobras’ Board of Executive Officers and approved by its Board of Directors and (ii) the increase of gasoline and diesel prices at the refinery gate beginning on November 30, 2013.

•         Report furnished on November 29, 2013, announcing Petrobras’ acquisition, on its own behalf and through partnerships, of 49 blocks offered in the 12th bid round held by the ANP.

•         Reports furnished on November 19, 2013 and November 13, 2013, announcing the completion of the drilling of one additional well in the Franco area and the drilling and test of the fifth exploratory well at Iara area, both in the Santos Basin pre-salt area.

•         Report furnished on November 13, 2013, announcing the execution of an agreement to sell 100% of the shares issued by Petrobras’ subsidiary Petrobras Energia Peru (PEP) to China Petroleum Corporation for U.S.$2.6 billion.

•         Report furnished on November 13, 2013, announcing the approval by Petrobras’ Board of Directors of (i) the merger of CRSEC into Petrobras and (ii) the partial spin-off of certain assets and liabilities of PifCo, with the subsequent merger of the spun-off portion into Petrobras.

•         Report furnished on November 12, 2013, announcing the commencement of production of Platform P-63 at the Papa Terra field.

•         Report furnished on October 28, 2013, announcing the approval by Petrobras’ Board of Directors of the merger of Refinaria Abreu e Lima S.A into Petrobras.

•         Report furnished on October 22, 2013, announcing that in a public auction a consortium including Petrobras was awarded the rights and obligations to operate and explore the Libra field.

•         Reports furnished on October 18, 2013 and August 12, 2013, announcing the confirmation of formation tests and drilling potential of the Farfan area in the ultradeep waters of the Sergipe Basin.

•         Reports furnished on October 10, 2013 and October 1, 2013, containing the minutes and resolutions of Petrobras’ extraordinary general meeting held on September 30, 2013 approving (i) the sale of Petroquímica Innova S.A. to Videolar S.A. for R$870 million, (ii) the merger of certain entities into Petrobras, and (iii) the waiver granted by Petrobras’ Board of Directors on its preemptive right to subscribe debentures convertible into shares to be issued by Sete Brasil Participações S.A.

•         Report furnished on October 7, 2013, announcing that Petrobras’ Board of Directors approved the sale of certain Petrobras’ assets in Uruguay to Shell.

•         Report furnished on September 13, 2013, announcing that Petrobras’ Board of Directors approved the sale of 100% of the shares issued by Petrobras Colombia Limited (PEC) to Perecen for U.S.$380 million.

•         Reports furnished on August 26, 2013 and May 28, 2013, announcing the payments of interest on capital related to Petrobras’ 2012 fiscal year earnings.

•         Report furnished on August 19, 2013, announcing drilling results and potential of the Muriú area in the ultradeep waters of the Sergipe Basin.

•         Report furnished on August 19, 2013, announcing the approval by Petrobras’ Board of Directors of the sale of (i) 100% of Petroquímica Innova S.A. shares to Videolar S.A. for R$870 million and (ii) a 35% stake held by Petrobras in block BC-10, known as Parque das Conchas, to the Sinochem Group for U.S.$1.54 billion, among other divestments.

•         Report furnished on August 12, 2013, announcing the redomiciliation of its wholly owned finance subsidiary PifCo to Luxembourg, as a Luxembourg public company limited by shares (société anonyme).

•         Reports furnished on August 7, 2013 and May 8, 2013, announcing a new discovery of oil reserves in the Santos Basin pre-salt area.

•         Report furnished on July 25, 2013, announcing the completion of drilling and test of the fourth exploratory well at Iara area, in the Santos Basin pre-salt area.

•         Report furnished on July 11, 2013, announcing the adoption of cash flow hedge accounting by Petrobras on its exports.

•         Report furnished on June 19, 2013, announcing the execution of a non-binding letter of intent with SINOPEC for the development of joint studies in connection with the Premium 1 Refinery Project, located in the state of Maranhão, Brazil.

•         Reports furnished on June 17, 2013, announcing (i) the restructuring of Petrobras’ petrochemical portfolio, (ii) a favorable injunction in connection with its dispute over withholding income tax (IRRF) over remittances abroad for the payment of vessels charters, (iii) the execution of an agreement for the sale of common shares held by Petrobras in Brasil PCH S.A. to Cemig Geração e Transmissão S.A. for R$650 million and (iv) the execution of a binding agreement between Petrobras and Banco BTG Pactual S.A. to establish a joint venture for oil and gas exploration and production in Africa.

•         Report furnished on June 10, 2013, announcing the execution of a non-binding letter of intent with GS Energy Corporation for the development of a joint study in connection with Premium 2 Refinery Project, located in the state of Ceará, Brazil.

•         Report furnished on June 6, 2013, announcing the start of production of FPSO Cidade de Paraty in the Santos Basin pre-salt area.

•         Reports furnished on May 28, 2013, announcing that, based on the proposals presented, Petrobras’ board of executive officers did not approve the sale of its assets in Argentina.

•          Report furnished on May 28, 2013, relating to Standard & Poor’s Rating Services report assigning "strong" rating to Petrobras’ management and governance.

•         Report furnished on May 24, 2013, announcing that Petrobras Tanzania, Ltd. signed a farm-out agreement for the sale of a 12% participation in Block 6 offshore Tanzania to Statoil Tanzania AS.

•         Report furnished on May 24, 2013, announcing that Petrobras completed drilling and testing oil quality in the Florin section of the Santos Basin pre-salt area.

•         Report furnished on May 16, 2013, announcing Petrobras’ acquisition of 34 blocks located in the Foz do Amazonas, Espírito Santo and Barreirinhas Basins offered in the 11th bid round held by the ANP.

•         Report furnished on May 1, 2013, relating to the sale of certain exploratory blocks in the Gulf of Mexico.

•         Report furnished on April 30, 2013, containing the minutes of Petrobras’ ordinary and extraordinary general meetings held on April 29, 2013, including the election of members of its Board of Directors and Fiscal Council.

 (5)          Any future filings of Petrobras on Form 20-F with the SEC after the date of this prospectus supplement and prior to the completion of the offering of the securities offered by this prospectus supplement, and any future reports of Petrobras on Form 6-K furnished to the SEC during that period that are identified in those forms as being incorporated into this prospectus supplement or the accompanying prospectus.

We will provide without charge to any person to whom a copy of this prospectus supplement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Petrobras’ Investor Relations Department located at Avenida República do Chile, 65 — 10th Floor, 20031-912—Rio de Janeiro, RJ, Brazil (telephones: 55-21-3224-1510 or 55-21-3224-9947).

WHERE YOU CAN FIND MORE INFORMATION

Information that Petrobras files with or furnishes to the SEC after the date of this prospectus supplement, and that is incorporated by reference herein, will automatically update and supersede the information in this prospectus supplement. You should review the SEC filings and reports that Petrobras incorporates by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or in any documents previously incorporated by reference have been modified or superseded.

Documents incorporated by reference in this prospectus supplement are available without charge. Each person to whom this prospectus supplement and the accompanying prospectus are delivered may obtain documents incorporated by reference herein by requesting them either in writing or orally, by telephone or by e-mail from us at the following address:

Investor Relations Department
Petróleo Brasileiro S.A.-Petrobras
Avenida República do Chile, 65 — 10th Floor
20031-912 — Rio de Janeiro — RJ, Brazil
Telephone: (55-21) 3224-1510/3224-9947
Email: petroinvest@petrobras.com.br

In addition, you may review copies of the materials Petrobras files with or furnishes to the SEC without charge, and copies of all or any portion of such materials can be obtained at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.  Petrobras also files materials with the SEC electronically. The SEC maintains an Internet site that contains materials that Petrobras files electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

SUMMARY

This summary highlights key information described in greater detail elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the notes. You should read carefully the entire prospectus supplement, the accompanying prospectus, including “Risk Factors” and the documents incorporated by reference herein, which are described under “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

In this prospectus supplement, unless the context otherwise requires or as otherwise indicated, references to “Petrobras” mean Petróleo Brasileiro S.A.-Petrobras and its consolidated subsidiaries taken as a whole, and references to “PGF” mean Petrobras Global Finance B.V., a wholly-owned subsidiary of Petrobras. Terms such as “we”, “us” and “our” generally refer to both Petrobras and PGF, unless the context requires otherwise or as otherwise indicated.

PGF

PGF is a wholly-owned finance subsidiary of Petrobras, incorporated under the laws of The Netherlands as a private company with limited liability on August 2, 2012. PGF is an indirect subsidiary of Petrobras, and all of PGF’s shares are held by Petrobras’ Dutch subsidiary Petrobras International Braspetro B.V. PGF’s business is to issue debt securities in the international capital markets to finance Petrobras’ operations. PGF does not currently have any operations, revenues or assets other than those related to the issuance, administration and repayment of its debt securities. All debt securities issued by PGF are fully and unconditionally guaranteed by Petrobras. PGF was incorporated for an indefinite period of time.

Since 2001, Petrobras has used its subsidiary PifCo as its vehicle to issue securities in the international capital markets. Petrobras now uses PGF as its main vehicle to issue securities in the international capital markets.  PGF’s first offering of notes fully and unconditionally guaranteed by Petrobras occurred in September 2012.  Petrobras does not expect to use PifCo as a vehicle to issue securities in the capital markets in the future.

PGF’s registered office is located at Weenapoint Toren A, Weena 722, 3014 DA Rotterdam, The Netherlands, and its telephone number is 31 (0) 10 206-7000.

Petrobras

Petrobras is one of the world’s largest integrated oil and gas companies, engaging in a broad range of oil and gas activities. Petrobras is a sociedade de economia mista, organized and existing under the laws of Brazil.  For the years ended December 31, 2012 and 2013, Petrobras had sales revenues of U.S.$144.1 billion and U.S.$141.5 billion, gross profit of U.S.$36.6 billion and U.S.$33.2 billion, and net income attributable to Petrobras’ shareholders of U.S.$11.0 billion and U.S.$11.1 billion, respectively. Petrobras engages in a broad range of activities, which cover the following segments of its operations:

•         Exploration and Production (E&P). This segment encompasses exploration, development and production activities in Brazil, sales and transfers of crude oil in domestic and foreign markets, transfers of natural gas to the Gas and Power segment and sales of oil products produced at natural gas processing plants. According to the ANP, as of December 31, 2013, we were responsible for approximately 90.9% of Brazil’s total production of oil and natural gas.

•         Refining, Transportation and Marketing (RTM). This segment comprises refining, logistics, transportation, export and the purchase of crude oil, as well as the purchase and sale of oil products and ethanol. Additionally, this segment includes the petrochemical division, which comprises investments in domestic petrochemical companies and also extraction and processing of shale.  RTM purchases crude oil from E&P and imports oil to blend with Petrobras’ domestic oil. Additionally, RTM purchases oil products in the international markets to meet excess product demand in the domestic market. As of December 31, 2013, according to the ANP, we operated substantially all of Brazil’s total refining capacity.

•         Distribution. This segment comprises the oil products, ethanol and compressed natural gas distribution activities conducted in Brazil by Petrobras’ wholly-owned subsidiary Petrobras Distribuidora S.A. — BR (“Petrobras Distribuidora”). Petrobras Distribuidora is the largest oil products distributor in Brazil, with a market share of 37.5% as of December 31, 2013, according to the ANP. As of December 31, 2013, Petrobras Distribuidora had 7,710 service stations in Brazil.

•         Gas and Power. This segment covers activities that include transportation and trading of natural gas produced in or imported into Brazil, transportation and trading of liquefied natural gas (LNG), generation and trading of electric power, as well as corporate interests in local natural gas distribution companies, natural gas transportation companies and thermoelectric power stations in Brazil. The Gas and Power segment also includes results from our fertilizer operations.

•         Biofuel. This segment covers activities that include production of biodiesel and its co-products and ethanol activities, through equity investments, production and marketing of ethanol, sugar and the excess electric power generated from sugarcane bagasse.

•         International. This segment comprises Petrobras’ activities in 17 countries other than Brazil as of December 31, 2013, which include exploration and production, refining, transportation and marketing, distribution and gas and power.

•         Corporate. This segment comprises financing activities and other activities not attributable to other segments, including corporate financial management, corporate overhead and other expenses, including expenses related to Petrobras’ pension and medical benefits for inactive participants and their dependents.

Petrobras’ principal executive office is located at Avenida República do Chile, 65 20031-912 - Rio de Janeiro RJ, Brazil, and its telephone number is (55-21) 3224-4477.

The Offering

Issuer	Petrobras Global Finance B.V., or “PGF.”
The 20 Notes	U.S.$ aggregate principal amount of % Global Notes due 20 , or the “20 Notes.”
The 20 Notes	U.S.$ aggregate principal amount of % Global Notes due 20 , or the “20 Notes.”
The 20 Notes	U.S.$ aggregate principal amount of % Global Notes due 20 , or the “20 Notes.”
The 20 Notes	U.S.$ aggregate principal amount of % Global Notes due 20 , or the “20 Notes” (and together with the 20 Notes, the 20 Notes and the 20 Notes, the “Fixed Rate Notes”).
The 20 Floating Rate Notes	U.S.$ aggregate principal amount of Floating Rate Global Notes due 20 , or the “20 Floating Rate Notes.”
The 20 Floating Rate Notes

U.S.$ aggregate principal amount of Floating Rate Global Notes due 20 , or the “20 Floating Rate Notes” (each of the Fixed Rate Notes, the 20 Floating Rate Notes and the 20 Floating Rate Notes, a “series,” and collectively, the “notes”).

Issue Price

For the 20 Notes: % of the aggregate principal amount.
For the 20 Notes: % of the aggregate principal amount.
For the 20 Notes: % of the aggregate principal amount.

For the 20 Notes: % of the aggregate principal amount.

For the 20 Floating Rate Notes: % of the aggregate principal amount.

For the 20 Floating Rate Notes: % of the aggregate principal amount.

Closing Date	, 2014.
Maturity Date	For the 20 Notes: For the 20 Notes: For the 20 Notes: For the 20 Notes: For the 20 Floating Rate Notes: For the 20 Floating Rate Notes:
Interest	For the 20 Notes: The 20 Notes will bear interest from , the date of original issuance of the notes, at the rate of % per annum, payable semi-annually in arrears on each interest payment date.

For the 20 Notes: The 20 Notes will bear interest from , the date of original issuance of the notes, at the rate of % per annum, payable semi-annually in arrears on each interest payment date.

For the 20 Notes: The 20 Notes will bear interest from , the date of original issuance of the notes, at the rate of % per annum, payable semi-annually in arrears on each interest payment date.

For the 20 Notes: The 20 Notes will bear interest from , the date of original issuance of the notes, at the rate of % per annum, payable semi-annually in arrears on each interest payment date.

For the 20   Floating Rate Notes: The 20   Floating Rate Notes will bear interest from    , the date of original issuance of the notes, at a floating  rate equal to the three-month U.S. dollar LIBOR plus    %, calculated on the basis of the actual number of days in the relevant interest period divided by 360, reset quarterly, and interest payable on      ,       ,        and       of each year.

For the 20   Floating Rate Notes: The 20   Floating Rate Notes will bear interest from    , the date of original issuance of the notes, at a floating  rate equal to the three-month U.S. dollar LIBOR plus    %, calculated on the basis of the actual number of days in the relevant interest period divided by 360, reset quarterly, and interest is payable on      ,       ,        and       of each year.

LIBOR	LIBOR will be determined by the calculation agent as provided under “Description of the Notes—Floating Rate Notes.”
Interest Payment Dates

For the 20 Notes: and of each year, commencing on .
For the 20 Notes: and of each year, commencing on .
For the 20 Notes: and of each year, commencing on .

For the 20 Notes: and of each year, commencing on .

For the 20 Floating Rate Notes: On , , and of each year, commencing on . For the 20 Floating Rate Notes: On , , and of each year, commencing on .
Denominations	PGF will issue the notes only in denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof.
Trustee, Registrar, Paying Agent, Transfer Agent and Calculation Agent	The Bank of New York Mellon.
Codes
(a) ISIN	For the 20 Notes: For the 20 Notes: For the 20 Notes: For the 20 Notes: For the 20 Floating Rate Notes: For the 20 Floating Rate Notes:

(b) CUSIP	For the 20 Notes: For the 20 Notes: For the 20 Notes: For the 20 Notes: For the 20 Floating Rate Notes: For the 20 Floating Rate Notes:
Use of Proceeds

PGF intends to use the net proceeds from the sale of the notes to finance Petrobras’ planned capital expenditures under its 2014-2018 Business Plan and for general corporate purposes. See “Use of Proceeds.”

Indenture

The notes offered hereby will be issued pursuant to an indenture between PGF and The Bank of New York Mellon, a New York banking corporation, as trustee, dated as of August 29, 2012, as supplemented by the fourteenth supplemental indenture in the case of the 20 Notes, by the fifteenth supplemental indenture in the case of the 20 Notes, by the sixteenth supplemental indenture in the case of the 20 Notes, by the seventeenth supplemental indenture in the case of the 20 Notes, by the eighteenth supplemental indenture in the case of the 20 Floating Rate Notes and by the nineteenth supplemental indenture in the case of the 20 Floating Rate Notes, each dated as of the closing date, among PGF, Petrobras and The Bank of New York Mellon, as trustee. When we refer to the indenture in this prospectus supplement, we are referring to the indenture as supplemented by each of the fourteenth supplemental indenture, the fifteenth supplemental indenture, the sixteenth supplemental indenture, the seventeenth supplemental indenture, the eighteenth supplemental indenture and the nineteenth supplemental indenture. See “Description of the Notes.”

Guaranties	The notes will be unconditionally guaranteed by Petrobras under the guaranties. See “Description of the Guaranties.”
Ranking

The notes constitute general senior unsecured and unsubordinated obligations of PGF that will at all times rank pari passu among themselves and with all other unsecured unsubordinated indebtedness issued from time to time by PGF.

The obligations of Petrobras under the guaranties constitute general senior unsecured obligations of Petrobras that will at all times rank pari passu with all other senior unsecured obligations of Petrobras that are not, by their terms, expressly subordinated in right of payment to Petrobras’ obligations under the guaranties.

Optional Redemption

PGF may redeem the Fixed Rate Notes at any time in whole or in part by paying the greater of the principal amount of such series of the notes and the relevant “make-whole” amount, plus, in each case, accrued interest, as described under “Description of the Notes—Optional Redemption— Optional Redemption With ‘Make-Whole’ Amount.”

Early Redemption at PGF’s Option Solely for Tax Reasons

The notes will be redeemable in whole at their principal amount, plus accrued and unpaid interest, if any, to the relevant date of redemption, at PGF’s option at any time only in the event of certain changes affecting taxation. See “Description of the Notes—Optional Redemption—Redemption for Taxation Reasons.”

Covenants
(a) PGF	The terms of the indenture will require PGF, among other things, to: • pay all amounts owed by it under the indenture and the notes when such amounts are due;
• maintain an office or agent in New York for the purpose of service of process and maintain a paying agent located in the United States;
• ensure that the notes continue to be senior obligations of PGF;
• use proceeds from the issuance of the notes for specified purposes; and
• replace the trustee upon any resignation or removal of the trustee. In addition, the terms of the indenture will restrict the ability of PGF and its subsidiaries, among other things, to:
• undertake certain mergers, consolidations or similar transactions; and
• create certain liens on its assets or pledge its assets.
PGF’s covenants are subject to a number of important qualifications and exceptions. See “Description of the Notes—Covenants”
(b) Petrobras	The terms of the guaranties will require Petrobras, among other things, to:
• pay all amounts owed by it in accordance with the terms of the guaranties and the indenture;
• maintain an office or agent in New York for the purpose of service of process;
• ensure that its obligations under the guaranties will continue to be senior obligations of Petrobras; and
• make available certain financial statements to the trustee. In addition, the terms of the guaranties will restrict the ability of Petrobras and its subsidiaries, among other things, to:
• undertake certain mergers, consolidations or similar transactions; and
• create certain liens on its assets or pledge its assets.
Petrobras’ covenants are subject to a number of important qualifications and exceptions. See “Description of the Guaranties—Covenants.”

Events of Default	The following events of default will be events of default with respect to each series of the notes:
• failure to pay principal on the notes of such series within seven calendar days of its due date;
• failure to pay interest on the notes of such series within 30 calendar days of any interest payment date;
• breach by PGF of a covenant or agreement in the indenture or by Petrobras of a covenant or agreement in the guaranty for such series of the notes if not remedied within 60 calendar days;
• acceleration of a payment on the indebtedness of PGF or Petrobras or any material subsidiary that equals or exceeds U.S.$200 million;
• certain events of bankruptcy, reorganization, liquidation, insolvency, moratorium or intervention law or law with similar effect of PGF or Petrobras or any material subsidiary;
• certain events relating to the unenforceability of the notes, the indenture or the guaranty for such series of the notes against PGF or Petrobras; and
• Petrobras ceasing to own at least 51% of PGF’s outstanding voting shares.
The events of default are subject to a number of important qualifications and limitations. See “Description of the Notes—Events of Default.”
Further Issuances

PGF reserves the right, from time to time, without the consent of the holders of the notes, to issue additional notes on terms and conditions identical to those of the notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the series of notes offered hereby. PGF may also issue other securities under the indenture which have different terms and conditions from the notes. See “Description of the Notes.”

Modification of Notes, Indenture and Guaranties

The terms of the indenture may be modified by PGF and the trustee, and the terms of the guaranties may be modified by Petrobras and the trustee, in some cases without the consent of the holders of the relevant series of the notes. See “Description of Debt Securities—Special Situations—Modification and Waiver” in the accompanying prospectus.

Clearance and Settlement

The notes will be issued in book-entry form through the facilities of The Depository Trust Company, or “DTC,” for the accounts of its direct and indirect participants, including Clearstream Banking, société anonyme, and Euroclear S.A./N.V., as operator of the Euroclear System, and will trade in DTC’s Same-Day Funds Settlement System. Beneficial interests in notes held in book-entry form will not be entitled to receive physical delivery of certificated notes except in certain limited circumstances. For a description of certain factors relating to clearance and settlement, see “Clearance and Settlement.”

Withholding Taxes; Additional Amounts

Any and all payments of principal, premium, if any, and interest in respect of the notes will be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments, levies, imposts or charges whatsoever imposed, levied, collected, withheld or assessed by Brazil, the jurisdiction of PGF’s incorporation (currently The Netherlands) or any other jurisdiction in which PGF appoints a paying agent under the indenture, or any political subdivision or any taxing authority thereof or therein, unless such withholding or deduction is required by law. If PGF is required by law to make such withholding or deduction, it will pay such additional amounts as are necessary to ensure that the holders receive the same amount as they would have received without such withholding or deduction, subject to certain exceptions. In the event Petrobras is obligated to make payments to the holders under the guaranties, Petrobras will pay such additional amounts as are necessary to ensure that the holders receive the same amount as they would have received without such withholding or deduction, subject to certain exceptions. See “Description of the Notes—Covenants—Additional Amounts.”

Governing Law	The indenture, the notes, and the guaranties will be governed by, and construed in accordance with, the laws of the State of New York.
Listing	PGF intends to have the notes approved for listing on the NYSE.
Risk Factors

You should carefully consider the risk factors discussed beginning on page S-18 and the other information included or incorporated by reference in this prospectus supplement, before purchasing any notes.

RECENT DEVELOPMENTS

For a discussion of Petrobras’ results of operations for the year ended December 31, 2013 and recent developments, see Petrobras’ current report on Form 6-K furnished to the SEC on February 26, 2014, which is incorporated by reference in this prospectus supplement, and other reports on Form 6-K listed under “Incorporation of Certain Documents by Reference.”

Tax Proceedings

In October 2013, the Secretariat of the Federal Revenue of Brazil issued a new tax assessment (auto de infração)  against us amounting to approximately R$2,348 million (U.S.$1,002 million) in relation to an alleged non-payment of taxes on financial operations (IOF) for intercompany loans with PifCo, Braspetro and BOC in 2009. In November 2013, we presented our defense, and the administrative proceeding for this matter is still pending judgment. We believe that the chances of loss are possible, but not probable, and accordingly we have not established any provision.

In December 2013, the Secretariat of the Federal Revenue of Brazil issued two new tax assessments (autuações) against us relating to payments for the affreightment of platforms in 2009, including one amounting to approximately R$2,347 million (U.S.$1,001 million) in relation to the Brazilian withholding income tax (IRRF) and one amounting to approximately R$1,539 million (U.S.$656.9 million) in relation to the Brazilian contribution of intervention in the economic domain (CIDE). In January 2014, we presented our defense to both tax assessments and those administrative proceedings are still pending judgment. We believe that the chances of loss are possible, but not probable, and accordingly we have not established any provision.

In January 2014, the Secretariat of the Federal Revenue of Brazil issued a new tax assessment (auto de infração)  against us amounting to approximately R$1,093 million (U.S.$466.5 million) in relation to an alleged non-payment of withholding income tax (IRRF)  and social contribution (CSLL) in 2009 derived from profits of certain of our subsidiaries domiciled abroad. In February 2014, we presented our defense and the administrative proceeding for this matter is still pending judgment. We believe that the chances of loss are possible, but not probable, and accordingly we have not established any provision.

In January 2014, the Secretariat of the Federal Revenue of Brazil issued a tax assessment (auto de infração)  against us amounting to approximately R$1,442.6 million (U.S.$615.5 million) in relation to an alleged non-payment of social security contributions due over benefits given to certain of our employees and remuneration paid to employees’ medical service providers from January 2009 to December 2011. In February 2014, we presented our defense and the administrative proceeding for this matter is still pending judgment. We believe that the chances of loss are remote, and accordingly we have not established any provision.

For more information about our contingent liabilities, see note 31.3 to our Audited Financial Statements.

RISK FACTORS

Our annual report on Form 20-F for the year ended December 31, 2012 includes extensive risk factors relating to our business and to Brazil. You should carefully consider those risks and the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes.

Risks Relating to PGF’s Debt Securities

The market for the notes may not be liquid.

The notes are an issuance of new securities with no established trading market. We intend to apply to list the notes on the NYSE. We can make no assurance as to the liquidity of or trading markets for the notes offered by this prospectus supplement. We cannot guarantee that holders of the notes will be able to sell their notes in the future. If a market for the notes does not develop, holders of the notes may not be able to resell the notes for an extended period of time, if at all.

The interest rate payable on the floating rate notes will vary.

The 20 Floating Rate Notes and the 20 Floating Rate Notes will bear floating rates of interest that are reset quarterly, and therefore are not a suitable investment for investors who require regular fixed income payments. The interest rate payable with respect to each interest period will be equal to the three-month U.S. dollar LIBOR plus     % in the case of the 20   Floating Rate Notes and plus    % in the case of the 20   Floating Rate Notes, with the three-month U.S. dollar LIBOR being determined as of the second LIBOR business day (as defined herein) prior to the start of the relevant interest period. The amount of interest payable on the notes with respect to any particular interest period will therefore decrease if such rate is lower than the rate used to calculate the amount of interest payable with respect to the previous interest period.

Restrictions on the movement of capital out of Brazil may impair your ability to receive payments on the guaranties and restrict Petrobras’ ability to make payments to PGF in U.S. dollars.

In the past, the Brazilian economy has experienced balance of payment deficits and shortages in foreign exchange reserves, and the government has responded by restricting the ability of Brazilian or foreign persons or entities to convert reais  into foreign currencies. The government may institute a restrictive exchange control policy in the future. Any restrictive exchange control policy could prevent or restrict our access to U.S. dollars, and consequently our ability to meet our U.S. dollar obligations under the guaranties and could also have a material adverse effect on our business, financial condition and results of operations. We cannot predict the impact of any such measures on the Brazilian economy.  In the event that any such restrictive exchange control policies were instituted by the Brazilian government, we may face adverse regulatory consequences in The Netherlands that may lead us to redeem the notes prior to their maturity.

In addition, payments by Petrobras under the guaranties in connection with PGF’s notes do not currently require approval by or registration with the Central Bank of Brazil. The Central Bank of Brazil may nonetheless impose prior approval requirements on the remittance of U.S. dollars, which could cause delays in such payments.

Petrobras would be required to pay judgments of Brazilian courts enforcing its obligations under the guaranties only in reais.

If proceedings were brought in Brazil seeking to enforce Petrobras’ obligations in respect of the guaranties, including in case of bankruptcy, Petrobras would be required to discharge its obligations only in reais. Under Brazilian exchange control regulations, an obligation to pay amounts denominated in a currency other than reais, which is payable in Brazil pursuant to a decision of a Brazilian court, may be satisfied in reais  at the rate of exchange, as determined by the Central Bank of Brazil, in effect on the date of payment. Further authorization by the Central Bank of Brazil would be required for the conversion of such real-denominated amount into foreign currency and for its remittance abroad.

A finding that Petrobras is subject to U.S. bankruptcy laws and that any of the guaranties executed by it was a fraudulent conveyance could result in the relevant PGF holders losing their legal claim against Petrobras.

PGF’s obligation to make payments on the notes is guaranteed by Petrobras. Petrobras has been advised by its external U.S. counsel that the guaranties are valid and enforceable in accordance with the laws of the State of New York.

In addition, Petrobras has been advised by its general counsel that the laws of Brazil do not prevent the guaranties from being valid, binding and enforceable against Petrobras in accordance with their terms. In the event that U.S. federal fraudulent conveyance or similar laws are applied to a guaranty, and Petrobras, at the time it issued the relevant guaranty:

•         was or is insolvent or rendered insolvent by reason of its entry into such guaranty;

•         was or is engaged in business or transactions for which the assets remaining with it constituted unreasonably small capital; or

•         intended to incur or incurred, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature; and

•         in each case, intended to receive or received less than reasonably equivalent value or fair consideration therefor,

then Petrobras’ obligations under such guaranty could be avoided, or claims with respect to such guaranty could be subordinated to the claims of other creditors. Among other things, a legal challenge to a guaranty on fraudulent conveyance grounds may focus on the benefits, if any, realized by Petrobras as a result of PGF’s issuance of the series of the notes supported by such guaranty. To the extent that either guaranty is held to be a fraudulent conveyance or unenforceable for any other reason, the holders of the series of PGF notes supported by such guaranty would not have a claim against Petrobras under such guaranty and will solely have a claim against PGF. Petrobras cannot assure you that, after providing for all prior claims, there will be sufficient assets to satisfy the claims of the PGF holders relating to any avoided portion of the relevant guaranty.

Holders in some jurisdictions may not receive payment of gross-up amounts for withholding in compliance with the European Council Directive on taxation of savings income.

Austria and Luxembourg have opted out of certain provisions of the European Council Directive regarding taxation of savings income (the “Directive”) and are instead, during a transitional period, applying a withholding tax on payments of interest, at a rate of up to 35%, unless the holder opts for exchange of information as required under the Directive.  Neither we nor the paying agent (nor any other person) would be required to pay additional amounts in respect of the notes as a result of the imposition of withholding tax by any member state of the European Union (“Member State”) or another country or territory which has opted for a withholding system. For more information, see “Description of the Notes—Covenants—Additional Amounts” and under “Taxation—The Directive” in this prospectus supplement.  An investor should consult a tax adviser to determine the tax consequences of holding the notes for such investor.

Risks Relating to PGF

PGF’s operations and debt servicing capabilities are dependent on Petrobras.

PGF’s financial position and results of operations are directly affected by Petrobras’ decisions. PGF is an indirect, wholly-owned finance subsidiary of Petrobras incorporated in The Netherlands as a private company with limited liability.  PGF does not currently have any operations, revenues or assets other than those related to its primary business of raising money for the purpose of on-lending to Petrobras and other subsidiaries of Petrobras.  PGF’s ability to satisfy its obligations under the notes will depend on payments made to PGF by Petrobras and other subsidiaries of Petrobras under the loans made by PGF.  The notes and all debt securities issued by PGF will be fully and unconditionally guaranteed by Petrobras.  Petrobras’ financial condition and results of operations, as well as Petrobras’ financial support of PGF, directly affect PGF’s operational results and debt servicing capabilities.

USE OF PROCEEDS

The net proceeds from the sale of the notes, after payment of underwriting discounts but before expenses, are expected to be approximately U.S.$         million.  PGF intends to use the net proceeds from the sale of the notes to finance Petrobras’ planned capital expenditures under its 2014-2018 Business Plan and for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains the consolidated ratios of earnings to fixed charges of Petrobras for the years ended December 31, 2009, 2010, 2011, 2012 and 2013, determined in accordance with IFRS.

	Year ended December 31,
	2009	2010	2011	2012	2013
	(U.S.$ million)
	(Unaudited)
Net income (loss) before income taxes	22,280	27,274	26,724	14,493	13,410
Share of profit of equity-accounted investments	(120)	(347)	(230)	(43)	(507)
Dividend income on equity-accounted investments	8	61	54	143	146
Add fixed charges as adjusted (set forth below)	3,761	6,859	7,114	8,615	9,331
Less capitalized borrowing costs	(1,657)	(3,156)	(4,403)	(3,807)	(3,921)
Earnings	24,272	30,691	29,259	19,401	18,459
Interest Expense:
Debt interest and charges	2,448	4,070	4,866	5,152	5,491
Rental interest expense(1)	1,313	2,789	2,248	3,463	3,840
Fixed charges	3,761	6,859	7,114	8,615	9,331
Ratio (earnings divided by fixed charges)	6.45	4.47	4.11	2.25	1.98

 (1) One third of operating lease expenses.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table contains the consolidated ratios of earnings to fixed charges and preferred dividends of Petrobras for the years ended December 31, 2009, 2010, 2011, 2012 and 2013, determined in accordance with IFRS.

	Year ended December 31,
	2009	2010	2011	2012	2013
	(U.S.$ million)
	(Unaudited)
Net income (loss) before income taxes	22,280	27,274	26,724	14,493	13,410
Share of profit of equity-accounted investments	(120)	(347)	(230)	(43)	(507)
Dividend income on equity-accounted investments	8	61	54	143	146
Add fixed charges as adjusted (set forth below)	3,761	6,859	7,114	8,615	9,331
Less capitalized borrowing costs	(1,657)	(3,156)	(4,403)	(3,807)	(3,921)
Earnings	24,272	30,691	29,259	19,401	18,459
Interest Expense:
Debt interest and charges	2,448	4,070	4,866	5,152	5,491
Rental interest expense(1)	1,313	2,789	2,248	3,463	3,840
Fixed charges	3,761	6,859	7,114	8,615	9,331
Dividends declared on preferred shares	2,177	2,937	2,965	2,699	2,313
Fixed charges and preferred dividends	5,938	9,796	10,079	11,314	11,644
Ratio (earnings divided by fixed charges and preferred dividends)	4.09	3.13	2.90	1.71	1.59
(1) One third of operating lease expenses.

SELECTED FINANCIAL AND OPERATING INFORMATION

This prospectus supplement incorporates by reference the Audited Financial Statements, which have been prepared in accordance with IFRS.

The selected financial and operating information presented in the tables below have been derived from Petrobras’ audited consolidated financial statements, which were audited by KPMG Auditores Independentes as of and for the years ended December 31, 2011, 2010 and 2009 and by PricewaterhouseCoopers Auditores Independentes as of and for the years ended December 31, 2013 and 2012. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, Petrobras’ audited consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

Balance Sheet Data

	As of December 31,
	2013	2012 (*)	2011 (*)	2010 (*)	2009 (*)
	(U.S.$ million)
Assets:
Cash and cash equivalents	15,868	13,520	19,057	17,655	16,222
Marketable securities	3,885	10,431	8,961	15,612	77
Trade and other receivables, net	9,670	11,099	11,756	10,845	8,147
Inventories	14,225	14,552	15,165	11,808	11,103
Assets classified as held for sale	2,407	143	−	−	−
Other current assets	6,600	8,049	9,653	7,639	6,629
Long-term receivables	18,782	18,856	18,962	22,637	19,991
Investments	6,666	6,106	6,530	6,957	4,620
Property, plant and equipment	227,901	204,901	182,918	168,104	128,754
Intangible assets	15,419	39,739	43,412	48,937	3,899
Total assets	321,423	327,396	316,414	310,194	199,442
Liabilities and shareholders’ equity:
Total current liabilities	35,226	34,070	36,364	33,577	31,067
Non-current liabilities(1)	30,839	42,976	34,744	30,251	23,809
Long-term debt(2)	106,235	88,484	72,718	60,417	48,963
Total liabilities	172,300	165,530	143,826	124,245	103,839
Shareholders’ equity
Share capital	107,371	107,362	107,355	107,341	33,790
Reserves and other comprehensive income	41,156	53,352	63,961	76,769	60,579
Shareholders' equity attributable to the shareholders of Petrobras	148,527	160,714	171,316	184,110	94,369
Non-controlling interests	596	1,152	1,272	1,839	1,234
Total shareholders' equity	149,123	161,866	172,588	185,949	95,603
Total liabilities and shareholders' equity..	321,423	327,396	316,414	310,194	199,442

(1) Excludes long-term debt.
(2) Excludes current portion of long-term debt.
(*) Amounts restated, as set out in note 2.3 to our Audited Financial Statements. Amounts for 2010 and 2009 have not been restated, as the effects are not material.

The table below sets forth a reconciliation between amounts for 2012 and 2011 disclosed in our annual report on Form 20-F for the year ended December 31, 2012, filed with the SEC on April 29, 2013 and the amounts restated, as set out in note 2.3 to our Audited Financial Statements:

Statement of Financial Position	As originally presented for December 31, 2012 (*)	Impact of IAS 19 amendment and Offsetting Deferred income taxes	As restated for December 31, 2012	As originally presented for December 31, 2011 (*)	Impact of IAS 19 amendment and Offsetting Deferred income taxes	As restated for December 31, 2011

Long-term receivables	23,105	(4,249)	18,856	22,462	(3,500)	18,962
Total Assets	331,645	(4,249)	327,396	319,914	(3,500)	316,414
Non-current liabilities	40,052	2,924	42,976	33,722	1,022	34,744
Total Liabilities	162,606	2,924	165,530	142,804	1,022	143,826
Reserves and other comprehensive income	60,525	(7,173)	53,352	68,483	(4,522)	63,961
Shareholders’ equity attributable to Petrobras	167,887	(7,173)	160,714	175,838	(4,522)	171,316
Total Shareholders’ equity	169,039	(7,173)	161,866	177,110	(4,522)	172,588
Total Liabilities and Shareholders’ equity	331,645	(4,249)	327,396	319,914	(3,500)	316,414

(*) In our annual report on Form 20-F for the year ended December 31, 2012, filed with the SEC on April 29, 2013.

Income Statement Data

	For the Year Ended December 31,
	2013	2012	2011	2010	2009
	(U.S.$ million, except for share and per share data)
Sales revenues	141,462	144,103	145,915	120,452	91,146
Net income before financial results, profit sharing and income taxes	16,214	16,900	27,285	26,372	22,923
Net income attributable to the shareholders of Petrobras	11,094	11,034	20,121	20,055	15,308
Weighted average number of shares outstanding:
Common	7,442,454,142	7,442,454,142	7,442,454,142	5,683,061,430	5,073,347,344
Preferred	5,602,042,788	5,602,042,788	5,602,042,788	4,189,764,635	3,700,729,396
Net income before financial results, profit sharing and income taxes per:
Common and Preferred shares	1.24	1.30	2.09	2.67	2.61
Common and Preferred ADS	2.48	2.60	4.18	5.34	5.22
Basic and diluted earnings per:
Common and Preferred shares	0.85	0.85	1.54	2.03	1.74
Common and Preferred ADS	1.70	1.70	3.08	4.06	3.48
Cash dividends per(1):
Common shares	0.22	0.24	0.53	0.70	0.59
Preferred shares	0.41	0.48	0.53	0.70	0.59
Common ADS	0.44	0.48	1.06	1.40	1.18
Preferred ADS	0.82	0.96	1.06	1.40	1.18

(1)           Pre-tax.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

You should read the following discussion of our financial condition and results of operations together with our Audited Financial Statements, which can be found in our Report on Form 6-K furnished to the SEC on February 26, 2014 and our related amendment on Form 6-K/A furnished to the SEC on March 10, 2014, which are incorporated by reference in this prospectus supplement.

Overview

We earn income from:

•         domestic sales, which consist of sales of oil products (such as diesel, gasoline, jet fuel, naphtha, fuel oil and liquefied petroleum gas), natural gas, ethanol, electricity and petrochemical products;

•         export sales, which consist primarily of sales of crude oil and oil products;

•         international sales (excluding export sales), which consist of sales of crude oil, natural gas and oil products that are purchased, produced and refined abroad; and

•         other sources, including services, interest income from investments, share of profit of investees, foreign exchange variation and inflation indexation gains on financial instruments.

Our expenses include:

•         costs of sales (comprised of direct labor expenses, operating costs and purchases of crude oil and oil products); property, plant and equipment maintenance and repairs; depreciation and amortization of fixed assets; depletion of oil fields; and oil and gas exploration costs;

•         selling (which include expenses for transportation and distribution of our products), general and administrative expenses;

•         research and development and other operating expenses; and

•         interest expense, inflation indexation and foreign exchange variation losses on debt and other financial instruments.

Fluctuations in our financial condition and results of operations are driven by a combination of factors, including:

•         the volume of crude oil, oil products and natural gas we produce and sell;

•         changes in international prices of crude oil and oil products (denominated in U.S. dollars);

•         related changes in the domestic prices of crude oil and oil products (denominated in reais);

•         the demand for oil products in Brazil and the amount of imports required to meet the domestic demand;

•         fluctuations in the Brazilian real (the “real”) vs. U.S. dollar exchange rates and, to a lesser degree, other currencies, as set out in note 34.2.2 (c) to our Audited Financial Statements; and

•         the amount of production taxes from our operations that we are required to pay.

Sales Volumes and Prices

The profitability of our operations in any particular accounting period is related to the sales volume of, and prices for, the crude oil, oil products, natural gas and biofuels that we sell and the relationship of these prices to international prices.  Our consolidated net sales in 2013 totaled approximately 1,384,616 thousand barrels of crude oil equivalent, representing U.S.$141,462 million in sales revenues, compared to 1,385,917 thousand barrels of crude oil equivalent, representing U.S.$144,103 million in sales revenues in 2012, and 1,355,309 thousand barrels of crude oil equivalent, representing U.S.$145,915 million in sales revenues in 2011.

As a vertically integrated company, we process most of our crude oil production in our refineries and sell the refined oil products primarily in the Brazilian domestic market.  Therefore, the price of oil products in Brazil has a more significant impact in our financial results than crude oil prices.  International oil product prices vary over time as the result of many factors, including the price of crude oil.  Over the long term, we intend to sell our products in Brazil at parity with international product prices, however we do not adjust our prices for gasoline, diesel and certain other oil products to reflect short-term volatility in the international markets.  As a result, our downstream margins may be significantly different than those of other integrated international oil companies within a given financial reporting period due to material rapid or sustained increases or decreases in the international price of crude oil and oil products, or in the real  vs. U.S. dollar exchange rate.

The average prices of Brent crude, an international benchmark oil, were approximately U.S.$108.66 per barrel in 2013, U.S.$111.58 per barrel in 2012 and U.S.$111.27 per barrel in 2011.  In December 2013, Brent crude oil prices averaged U.S.$110.81 per barrel. However, due to the devaluation of the real  throughout the year of 2013, the average price of the Brent crude, when expressed in reais, went from R$217.47 per barrel during 2012 to R$234.52 per barrel during 2013.

In November 2011, we announced price increases at the refinery gate (the wholesale price we sell to distributors) of 10% for gasoline and 2% for diesel to partially adjust to higher international oil product prices. During 2012, we announced further price increases at the refinery gate totaling 7.8% for gasoline and 10.2% for diesel when compared to December 31, 2011 prices. The effect of these price increases to retail customers was partially offset by the reduction by the Brazilian federal government of the CIDE tax rate for gasoline and diesel, that currently is reduced to 0% for both oil products. During 2013, we announced further price increases at the refinery gate totaling 10.9% for gasoline and 19.6% for diesel when compared to December 31, 2012 prices.

                In November 2013, our board of directors announced our diesel and gasoline pricing policy. Such policy aims at achieving the following principles and objectives:

•         Ensure that our indebtedness and leverage ratios return to the limits established under our 2013 - 2017 Business and Management Plan no later than December 2015, considering the growth of our oil production and the application of our diesel and gasoline pricing policy;

•         Achieve, in a compatible time period, an alignment between Brazilian and international diesel and gasoline prices; and

•         Prevent transferring the volatility of diesel and gasoline international prices to the domestic consumer.

During 2013, approximately 75.3% of our sales revenues were derived from sales of oil products, natural gas and other products in Brazil, compared to 69.7% in 2012 and 67.8% in 2011.

	For the Year Ended December 31,
	2013			2012			2011
	Volume	Net Average Price	Sales Revenues	Volume	Net Average Price	Sales Revenues	Volume	Net Average Price	Sales Revenues
	(mbbl, except as otherwise noted)	(U.S.$) (1)	(U.S.$ million)	(mbbl, except as otherwise noted)	(U.S.$) (1)	(U.S.$ million)	(mbbl, except as otherwise noted)	(U.S.$) (1)	(U.S.$ million)
Diesel	359,266	115.30	41,435	343,063	112.39	38,558	321,106	123.09	39,524
Automotive gasoline	215,419	109.00	23,470	208,695	111.54	23,277	178,471	122.96	21,945
Fuel oil (including bunker fuel)	35,588	97.30	3,464	30,896	92.71	2,864	29,813	97.81	2,916
Naphtha	62,520	94.10	5,885	60,331	95.23	5,745	61,034	94.18	5,748
Liquefied petroleum gas	84,281	47.00	3,960	81,992	50.32	4,126	81,636	59.85	4,886
Jet fuel	38,751	143.30	5,553	38,896	150.72	5,862	37,010	148.71	5,504
Other oil products	74,068	77.80	5760	72,969	81.67	5,959	68,780	98.83	6,797
Subtotal oil products	869,893	102.90	89,527	836,842	103.20	86,393	777,849	112.30	87,320
Natural gas (boe)	149,277	49.40	7,376	130,544	50.41	6,580	110,042	51.80	5,701
Ethanol, nitrogen products, renewables and other non-oil products	33,346	146.00	4,868	30,369	132.60	4,027	31,413	141.56	4,447
Electricity, services and others	−	−	4,693	‒	‒	3,498	‒	‒	1,473
Total domestic market	1,052,516	−	106,464	997,755	‒	100,498	919,305	‒	98,941
Exports	144,111	105.30	15,172	203,234	109.99	22,353	231,086	106.66	24,649
International sales	187,989	105.50	19,826	184,928	114.92	21,253	204,919	108.95	22,325
Total international market	332,100	−	34,998	388,162	‒	43,606	436,004	‒	46,973
Consolidated sales revenues	1,384,616	−	141,462	1,385,917	‒	144,103	1,355,309	‒	145,915

(1)   Net average price calculated by dividing sales revenues by the volume for the year.

Effect of Taxes on Our Income

In addition to taxes paid on behalf of consumers to federal, state and municipal governments, such as the Domestic value-added tax (Imposto sobre Circulação de Mercadorias e Serviços, or ICMS), we are required to pay three principal charges on our oil production activities in Brazil: royalties, special participation and retention bonuses.

These charges imposed by the Brazilian federal government are included in our cost of goods sold. In addition, we are subject to tax on our income at an effective rate of 25% and a social contribution tax at an effective rate of 9%, the standard corporate tax rate in Brazil.

For further information related to income taxes, other taxes payable, deferred income taxes and a reconciliation between income taxes calculated by applying a statutory tax rate and our tax expense, see note 21 to our Audited Financial Statements.

Inflation and Exchange Rate Variation

Inflation

Since the introduction of the real as the Brazilian currency in July 1994, inflation in Brazil has remained relatively stable.  Inflation was 5.91% in 2013, 5.84% in 2012 and 6.50% in 2011 as measured by IPCA, the National Consumer Price Index.  Inflation has had, and may continue to have, effects on our financial condition and results of operations, including an increase in finance expenses, as part of our indebtedness is inflation-indexed.

Exchange Rate Variation

Our functional currency is the real  and our presentation currency is the U.S. dollar. Therefore, we maintain our financial records in reais, and translate our financial statements into U.S. dollars for presentation purposes based on the average exchange rates prevailing during the period or at the balance sheet date, pursuant to the criteria set out in IAS 21 – “The effects of changes in foreign exchange rates.”

When the real appreciates relative to the U.S. dollar the effect is to generally increase both revenues and expenses when expressed in U.S. dollars.  When the real  depreciates relative to the U.S. dollar the effect is to generally decrease revenues and expenses when expressed in U.S. dollars.

From 2003 to 2011, considering the average exchange rates prevailing throughout the year, the U.S. dollar depreciated against the real  each year, except for 2009. In 2013, the U.S. dollar appreciated 10.4% against the real, compared to an appreciation of 14.3% in 2012 and a depreciation of 5.1% in 2011.

Fluctuations in exchange rate have multiple effects in our results of operations in reais. The relative pace at which our total revenues and expenses in reais  increase or decrease with the exchange rate, and its impact upon our margins, is affected by our pricing policy in Brazil.  When the real appreciates against the U.S. dollar and we do not adjust our price in Brazil, our margins generally improve. When the real  depreciates against the U.S. dollar and we do not adjust our prices, margins generally decline.

                The foreign exchange variations on foreign-denominated assets and liabilities of entities for which the real  is the functional currency are recorded in profit or loss, while the foreign exchange variations on the translation of foreign subsidiaries are recognized in other comprehensive income in shareholders’ equity. As our net debt denominated in other currencies increases, the negative impact of a depreciation of the real  on our results and net income when expressed in reais  also increases, thereby reducing the earnings available for distribution. Note 32.2.2(c) to our Audited Financial Statements provides further information on our foreign exchange exposure related to assets and liabilities.

                Effective mid-May 2013, we designated cash flow hedging relationships in which (a) the hedged items are portions of our highly probable future monthly export revenues in U.S. dollars, (b) the hedging instruments are portions of our long-term debt obligations denominated in U.S. dollars, and (c) the risk hedged is the effect of changes in exchange rates between the U.S. dollar and Petrobras’ functional currency, the real. Both long-term debt obligations (hedging instruments) and future exports (hedged items) are exposed to the Real/U.S. dollar foreign currency risks at their respective spot exchange rate. Cash flow hedge accounting permits that gains and losses arising from the effect of changes in the foreign currency exchange rate on the hedging instruments not be immediately recognized as profits or losses, but rather in other comprehensive income in shareholder’s equity and then reclassified from equity to profit or loss in the periods during which the hedged transactions occur. See notes 3.3.6 and 34.2.2 to our Audited Financial Statements for further information about our cash flow hedge.

            To the extent that our indebtedness in long-term debt obligations denominated in U.S. dollars continues to increase, we will only be able to create additional cash flow hedging relationships with such additional debt if we are capable of increasing our production, and subsequently, our highly probable future monthly export revenues in U.S. dollars.

Exchange rate variation also affects the amount of retained earnings available for distribution by us when expressed in U.S. dollars.  Amounts reported as available for distribution in our statutory accounting records are calculated in reais  and prepared in accordance with the IFRS and they may increase or decrease when expressed in U.S. dollars as the real appreciates or depreciates against the U.S. dollar.

RESULTS OF OPERATIONS

The differences in our operating results from year to year occur as a result of a combination of factors, including primarily: the volume of crude oil, oil products and natural gas we produce and sell; the price at which we sell our crude oil, oil products and natural gas and the relationship of this price to the international prices; the level and cost of imports and exports needed to satisfy our demand; production taxes; and the differential between Brazilian and international inflation rates, adjusted by the depreciation or appreciation of the real  against the U.S. dollar.

The table below shows the amount by which each of these variables has changed during the last three years.  Production volumes presented in this table are prepared in accordance with Society of Petroleum Engineers (SPE) criteria, which are the criteria we apply to analyze our operating results:

	2013	2012	2011
Crude oil and NGL production (mbbl/d):
Brazil	1,931	1,980	2,022
International	109	139	140
Non-consolidated international production(1)	19	7	8
Total crude oil and NGL production	2,059	2,126	2,170
Change in crude oil and NGL production	(3.2)%	(2.0)%	0.6%
Average sales price for crude (U.S.$/barrel):
Brazil	98.19	104.60	102.24
International	89.86	94.37	91.37
Natural gas production (mmcf/d):
Brazil	2,336	2,250	2,130
International	546	582	582
Total natural gas production	2,882	2,832	2,712
Change in natural gas production (sold only)	1.8%	4.4%	5.9%
Average sales price for natural gas (U.S.$/mcf):
Brazil(2)	7.90	8.08	8.83
International	3.51	3.00	2.88
Year-end exchange rate (reais/U.S.$)	2.34	2.04	1.88
Appreciation (depreciation) during the year(3)	14.8%	(8.5)%	(12.6)%
Average exchange rate for the year (reais/U.S.$)	2.16	1.96	1.67
Appreciation (depreciation) during the year(4)	(10.4)%	(14.3)%	5.1%
Inflation rate (IPCA)	5.9%	5.8%	6.5%

(1)   Non-consolidated companies in Venezuela and, as from June 2013, companies in Africa, as set out in note 10 to our Audited Financial Statements.

(2)   Amounts were converted from bbl to cubic feet in accordance with the following scale: 1 bbl = 6 cubic feet.

(3)   Based on year-end exchange rate (U.S.$/real).

(4)   Based on average exchange rate for the year (U.S.$/real).

Virtually all of our revenues and expenses for our Brazilian operations are denominated and payable in reais. When the U.S. dollar strengthens relative to the real, as it did in 2013 and 2012 (with an appreciation of 10.4% and 14.3%, respectively), revenues and expenses decrease when translated into U.S. dollars. The appreciation of the U.S. dollar against the real  affects the line items discussed below in different ways. As a consequence, the following comparisons between our results of operations in 2013 and in 2012, and between our results of operations in 2012 and 2011, are impacted by the depreciation of the real  against the U.S. dollar during that period. See note 2 to our Audited Financial Statements for the year ended December 31, 2013, for more information about the translation of real  amounts into U.S. dollars.

Results of operations—2013 compared to 2012

Sales Revenues

Sales revenues decreased by 2% to U.S.$141,462 million from U.S.$144,103 in 2012, driven primarily by foreign currency translation effects (the appreciation of the U.S. dollar against the real). Excluding foreign currency exchange effects, local currency sales revenues increased by 8%, primarily driven by:

•      Higher oil product prices in the domestic market mainly derived from adjustments in gasoline and diesel prices, higher electricity prices and impact of the appreciation of the U.S. dollar (10%) on oil product prices that are adjusted to reflect international prices;

•      A 4% increase in domestic oil product sales volumes, mainly of diesel (5%), gasoline (4%) and fuel oil (17%), offset by lower crude oil export volumes (43%), attributable to lower production levels and higher feedstock processed.

Cost of Sales

Cost of sales increased by 1% to U.S.$108,254 million from U.S.$107,534 million in 2012, due to:

•      A 4% increase in domestic sales volumes of oil products, met by higher oil product output from our refineries;

•      An increase in natural gas imports volumes to meet thermoelectric demand and higher crude oil import volumes attributable to the increase in feedstock processed in our refineries, along with the impact of the appreciation of the U.S. dollar on our unit costs;

•      Increased crude oil production costs, attributable to the higher number of well interventions and to the production start-up of new systems, which are still not producing in full capacity;

•      Excluding foreign currency translation effects, the local currency cost of sales was 11% higher in 2013.

Selling Expenses

Selling expenses were relatively flat in 2013 (U.S.$4,904 million) when compared to 2012 (U.S.$4,927 million) expressed in U.S. dollars. Excluding foreign currency translation effects, local currency selling expenses were 10% higher in 2013, primarily as a result of higher freight expenses, driven by increased domestic sales volumes.

General and Administrative Expenses

General and administrative expenses decreased by 1% to U.S.$4,982 million in 2013 from U.S.$5,034 million in 2012. Excluding foreign currency translation effects, local currency general and administrative expenses increased by 9%, mainly as a result of higher employee compensation expenses arising from the 2012 and 2013 Collective Bargaining Agreements.

Exploration Costs

Exploration costs were 26% lower in 2013 (U.S.$2,959 million) when compared to 2012 (U.S.$3,994 million), primarily due to lower write-offs of dry or sub-commercial wells. A breakdown of exploration costs by nature is set out in note 15 to our Audited Financial Statements.

Research and Development Expenses

Research and development expenses remained relatively flat in 2013 (U.S.$1,132 million) when compared to 2012 (U.S.$1,143 million).

Other Operating Income and Expenses

The 47% decrease in our net other operating expenses in 2013 when compared to 2012 (U.S.$ 2,237 million vs. U.S.$4,185 million) is attributable to gains on disposal of assets, including the disposal of 50% of our interest in assets in Africa and of block BC-10, as set out in note 10 to our Audited Financial Statements.

Net finance income (expense)

Net finance expense was U.S.$2,791 million in 2013, a U.S.$865 million increase compared to 2012, resulting from:

•       Lower finance income compared to 2012, when we benefited from the positive impact of gains on disposal of government bonds (National Treasury Notes – B Series) and interest income over judicial deposits (U.S.$1,280 million);

•       Higher finance expense due to higher debt; and

•       The settlement of certain of our tax debts and disputes through our participation in the federal tax settlement program (REFIS).

The increase in net finance expense was partially offset by lower exchange variation losses (U.S.$1,636 million) attributable to the extension of our cash flow hedge accounting, reducing by U.S.$5,924 million the impact of foreign currency effects on our finance expenses. For further information about our cash flow hedge accounting, see notes 3.3.6 and 34.2.2 (a) to our Audited Financial Statements.

Income taxes

Income taxes were U.S.$984 million lower in 2013, when compared to 2012, due to the lower income before taxes and the impact of different jurisdictional tax rates applied for companies domiciled abroad, attributable to the disposal (and loss of control) of assets in Africa.

Net Income (Loss) by Business Segment

We measure performance at the business segment level based on net income.  The following is a discussion of the net income of our six business segments for 2013, compared to 2012. See note 3.2 to our Audited Financial Statements for more information about our business segments.

	Year Ended December 31,
	2013 (1)	2012 (1)	Percentage Change
	(U.S.$ million)
Exploration and Production	19,523	23,406	(17)%
Refining, Transportation and Marketing	(8,162)	(11,718)	(30) %
Gas and Power	631	861	(27)%
Biofuel	(117)	(112)	4%
Distribution	876	914	(4)%
International	1,729	719	140%
Corporate (2)	(3,331)	(2,565)	30%
Eliminations	(55)	(471)	(88)%
Net income	11,094	11,034	1%
__________
(1) Excluding non-controlling interests.

(2) Our Corporate segment comprises our financing activities not attributable to other segments, including corporate financial management, central administrative overhead and actuarial expenses related to our pension and medical benefits for inactive participants.

Exploration and Production

Exploration and Production (E&P) net income decreased by 17% in 2013, when compared to 2012, primarily due to a decrease in crude oil and NGL production (2%) resulting from the natural decline of fields (slightly offset by the production start-up of new systems), higher equipment depreciation costs, increased freight costs for oil platforms, higher employee compensation costs and higher well interventions and maintenance costs.

Higher domestic crude oil prices (sale/transfer, when expressed in reais), lower write-offs of dry or sub-commercial wells and a gain on the disposal of our total interest in block BC-10 partially offset this decrease in net income.

The spread between the average domestic oil price (sale/transfer) and the average Brent price increased to U.S.$10.47/bbl in 2013 from U.S.$6.98/bbl in 2012.

Refining, Transportation and Marketing

Refining, Transportation and Marketing (RTM) purchases crude oil from E&P and imports oil to blend with our domestic oil.  Additionally, RTM purchases oil products in the international markets to meet excess product demand in the domestic market.  Those purchases are made at international prices, either from E&P or from international markets, and the products are sold in Brazil at a price that we expect will converge to international prices in the long run. For some of our products, mainly gasoline, diesel and residential LPG, however, the prices in Brazil can lag the international markets. Depending on the impact of this lag effect, RTM’s earnings may differ from international refining margins.

In 2013, our RTM segment net losses decreased by 30% when compared to 2012, reflecting the diesel and gasoline price adjustments in the domestic market beginning in June 2012, and the higher feedstock processed in our refineries, reducing the share of oil product imports in our sales mix, partially offset by higher crude oil acquisition/transfer costs (when expressed in reais).

Gas and Power

Our Gas and Power segment net income decreased by 27% in 2013 due to higher LNG and natural gas import costs necessary to meet higher thermoelectric demand. This decrease was partially offset by higher thermoelectricity generation and higher average electricity prices, mainly attributable to lower water reservoir levels of hydroelectric power plants located in Brazil (caused by low rainfall), and thus increased difference settlement prices.

Biofuel

Biofuel net losses increased by 4% in 2013, driven by lower biodiesel average sales prices (which fell by 11% compared to 2012). These net losses were partially offset by a decrease in our share of losses from ethanol investments, attributable to increases in ethanol, electricity and sugar sales volumes, as well as the higher average sales prices of ethanol and electricity.

Distribution

Our Distribution segment net income decreased by 4% in 2013 compared to 2012. Excluding foreign currency translation effects, local currency net income for our distribution segment increased due to a 7% increase in the average trade margins and a 4% increase in sales volumes. This increase was partially offset by higher selling and administrative expenses.

Distribution sales volumes increased in the fourth quarter of 2013, however we lost market share in 2013 (37.5%) when compared to 2012 (38.1%) due to a shift in our sales mix in order to achieve higher margins.

International

Our International segment net income increased by 140% due to gains on disposal of assets in accordance with PRODESIN, our divestment program, mainly in Africa and in the United States, and to the recognition of tax credits in the Netherlands. Lower exploration costs and write-offs of wells also had a positive impact. This net income increase was partially offset by lower crude oil and NGL production.

See note 30 to our Audited Financial Statements for further information regarding our business segments.

Results of operations—2012 compared to 2011

                A comparison of our 2012 and 2011 results of operations can be found in our annual report on Form 20-F for the year ended December 31, 2012, filed with the SEC on April 29, 2013 and incorporated by reference herein.

Liquidity and Capital Resources

Overview

Our principal uses of funds are for capital expenditures, dividend payments and repayment of debt.  In 2011 and 2012, we met these requirements with internally generated funds, long-term debt, divestments and short-term debt. In 2013, the need for resources to fund our capital expenditures was also met by a reduction in our cash and cash equivalents, as of December 31, 2013.  In 2014, our major cash needs are for our budgeted capital expenditures, the announced dividends for the year ended December 31, 2013 of U.S.$3,970 million as well as principal and interest payments of U.S.$12,283 million on our long-term debt.

Financing Strategy

The objective of our financing strategy is to fund the capital expenditures needed to achieve the targets set forth in our 2014-2018 Plan, released on February 25, 2014. The 2014-2018 Plan calls for expenditures of U.S.$220.6 billion during that period, of which U.S.$206.8 billion is for projects already being implemented or under a bidding process, and the remaining U.S.$13.8 billion is for the portfolio under evaluation with projects that are still in the planning phase of development and subject to further approvals by our management.

In order to reach the targets set forth in our 2014-2018 Plan, we will continue to raise debt capital through a variety of medium and long-term financing arrangements, including the issuance of bonds in the international capital markets, supplier financing and bank financing. We plan to maintain our current debt maturity profile.

In 2013, a portion of our funding requirements was met by the disposal of assets through our divestment program (PRODESIN). Proceeds from disposals of assets amounted to U.S.$3,820 million in 2013, and we expect to receive additional proceeds in 2014 from transactions pending completion.  See note 10 to our Audited Financial Statements for further information regarding such disposals of assets.

For 2014, we intend to meet our funding requirements through a combination of new debt from a broad range of traditional funding sources, including international debt capital markets, export credit agencies, non-Brazilian government development banks, the BNDES, and Brazilian and international commercial banks, drawing down our year-end cash balances and existing credit facilities. As of March 7, 2014, we have financed part of our needs (in a total amount of U.S.$11.6 million) from various funding sources, including commercial banks, capital markets and the BNDES.

Government Regulation

We are required to submit our annual capital expenditures budget (Plano de Dispêndio Global, or PDG) to the Brazilian Ministry of Planning, Budget and Management, and the MME.  Following review by these agencies, the Brazilian Congress must approve the budget.  Although the total level of our annual capital expenditures is regulated, the specific application of funds is left to our discretion.

The Brazilian Ministry of Planning, Budget and Management controls the total amount of medium and long-term debt that we and our Brazilian subsidiaries can incur through the annual budget approval process.  Before issuing medium and long-term debt, we and our Brazilian subsidiaries must also obtain the approval of the National Treasury Secretariat.  Borrowings that exceed the approved budgeted amount for any year also require approval of the Brazilian Senate.  All of our foreign currency denominated debt, as well as the foreign currency denominated debt of our Brazilian subsidiaries, requires registration with the Central Bank.

However, the issuance of debt by our non-Brazilian subsidiaries, including PifCo and PGF, is not subject to registration with the Central Bank or approval by the National Treasury Secretariat. All issuances of medium and long-term notes and debentures require the approval of our board of directors.

Sources of Funds

Our Cash Flow

In 2013, the resources needed to fund our capital expenditures (U.S.$45,163 million) and payment of dividends (U.S.$2,656 million) were met by cash flow from operations (U.S.$26,289 million), net proceeds from long-term financing (U.S.$16,021 million), cash provided by the disposal of assets (U.S.$3,820 million), as well as a reduction in our balance of government bonds with maturities of more than 90 days (U.S.$6,334 million).

Net cash provided by operating activities in 2013 increased by 4% in local currency (excluding the foreign currency translation effect), as a result of increases in diesel and gasoline prices in the domestic market during 2013 and the increase in outputs of refined products (6%), which contributed to a reduction in oil product import volumes. These effects were partially offset by the impact of the depreciation of the real  on import costs and by lower crude oil export volumes. When translated into U.S. dollars, cash provided by operations decreased from U.S.$27,888 million in 2012 to U.S.$26,289 million in 2013.

Proceeds from long-term financing, net of repayments, totaled U.S.$16,021 million in 2013, an increase of U.S.$6,935 million when compared to 2012. The principal sources of long-term financing were the issuance of six series of U.S. dollar bonds totaling approximately U.S.$11 billion in the capital markets in May 2013, and long-term financing from foreign and Brazilian financial institutions.

Proceeds from disposals of assets throughout 2013 totaled U.S.$ 3,820 million. These divestments were the result of our PRODESIN divestment program, with the majority of the proceeds coming from the disposal of 50% of our interest in operations in Africa (through the formation and partial sale of a joint venture combining our African assets) and the disposal of our interest in block BC-10, located in Brazil.

The uses of cash were primarily for capital expenditures and investments in operating units, which totaled U.S.$45,163 million in 2013 compared to U.S.$40,706 million in 2012. Higher expenditures in E&P (U.S.$5,200 million), including U.S.$2.6 billion related to acquisition costs of rights over the Libra block in the pre-salt area, were largely responsible for the increase.

Payment of dividends during 2013 totaled U.S.$ 2,656 million.

As of December 31, 2013, our balance of cash and cash equivalents amounted to U.S.$15,868 million, compared to U.S.$13,520 million as of December 31, 2012. Our balance of government bonds with maturities of more than 90 days decreased from U.S.$10,212 million as of December 31, 2012 to U.S.$3,878 million as of December 31, 2013.

Short-Term Debt

Our outstanding short-term debt serves mainly to support our working capital and our imports of crude oil and oil products. As of December 31, 2013, our total short-term debt amounted to U.S.$3,654 million and the current portion of our long-term debt amounted to U.S.$3,118 million, compared to U.S.$3,666 million and U.S.$2,795 million as of December 31, 2012, respectively.

Long-Term Debt

Our outstanding long-term debt consists primarily of securities issued in the international capital markets, funding from development banks (such as the BNDES), loans from Brazilian and international commercial banks and amounts outstanding under facilities guaranteed by export credit agencies and multilateral agencies.  The non-current portion of our total long-term debt amounted to U.S.$106,235 million as of December 31, 2013, compared to U.S.$88,484 million as of December 31, 2012.  This increase was primarily due to funding from the domestic and international banking markets and from the issuance of U.S. dollar bonds. These financial resources will be used primarily for the development of projects related to oil and gas production, for the construction of vessels and pipelines, as well as for the construction and expansion of industrial plants.  See note 17 to our Audited Financial Statements for a breakdown of our debt by source and other information.

Included in these figures at December 31, 2013 are the following international debt issues:

Notes(*)/(**)	Carrying amount as of December 31, 2013
(U.S.$ million)
PifCo’s 2.875% Global Notes due 2015	1,247
PifCo’s 2.150% Japanese Yen Bonds due 2016(1)	328
PifCo’s 3.875% Global Notes due 2016	2,494
PifCo’s 6.125% Global Notes due 2016	878
PGF’s 2.000% Global Notes due 2016	1,244
PGF’s Floating Rate Global Notes due 2016(2)	998
PifCo’s 3.500% Global Notes due 2017	1,741
PESA’s 5.875% Notes due 2017	300
PifCo’s 4.875% Global Notes due 2018(3)	1,710
PifCo’s 5.875% Global Notes due 2018	1,741
PifCo’s 8.375% Global Notes due 2018	573
PifCo’s 7.875% Global Notes due 2019	2,781
PGF’s 3.000% Global Notes due 2019	1,984
PGF’s 3.250% Global Notes due 2019(4)	1,781
PGF’s Floating Rate Global Notes due 2019(5)	1,496
PifCo’s 5.750% Global Notes due 2020	2,479
PifCo’s 5.375% Global Notes due 2021	5,326
PifCo’s 5.875% Global Notes due 2022(6)	820
PGF’s 4.250% Global Notes due 2023(7)	948
PGF’s 4.375% Global Notes due 2023	3,452
PifCo’s 6.250% Global Notes due 2026(8)	1,134
PGF’s 5.375% Global Notes due 2029(9)	725
PifCo’s 6.875% Global Notes due 2040	1,471
PifCo’s 6.750% Global Notes due 2041	2,372
PGF’s 5.625% Global Notes due 2043	1,710

(*) Petrobras fully and unconditionally guarantees the notes issued by PGF and PifCo.

(**) On January 14, 2014, PGF issued four tranches of notes totaling U.S.$5.09 billion (after expenses) (€3.05 billion and £600 million aggregate principal amounts of guaranteed senior notes).

(1) Issued by PifCo on September 27, 2006 in the amount of ¥ 35 billion, with support from Petrobras through a standby purchase agreement.

(2) Floating rate equal to a three-month U.S. dollar LIBOR plus 1.620%.

(3) Issued by PifCo on December 9, 2011 in the amount of €1.25 billion.

(4) Issued by PGF on October 1, 2012 in the amount of €1.3 billion.

(5) Floating rate equal to a three-month U.S. dollar LIBOR plus 2.140%

(6) Issued by PifCo on December 9, 2011 in the amount of €600 million.

(7) Issued by PGF on October 1, 2012 in the amount of €700 million.

(8) Issued by PifCo on December 12, 2011 in the amount of £700 million.

(9) Issued by PGF on October 1, 2012 in the amount of £450 million.

Off Balance Sheet Arrangements

As of December 31, 2013, we had no off-balance sheet arrangements that have, or are reasonably likely to have, a material effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Uses of Funds

Capital Expenditures and Investments

We invested a total of U.S.$48,097 million in 2013, a 12% increase, when compared to our investments of U.S.$42,949 million in 2012. Our investments in 2013 were primarily directed toward increasing oil and gas production, as well as modernizing and expanding our refineries. Of our total capital expenditures in 2013, U.S.$27,566 million was invested in exploration and development projects in Brazil.

The following table sets forth our consolidated capital expenditures for each of our business segments for 2013, 2012 and 2011:

	For the Year Ended December 31
	2013	2012	2011
	(U.S.$ million)
Exploration and Production	27,566	21,959	20,405
Refining, Transportation and Marketing	14,243	14,745	16,133
Gas and Power	2,716	2,113	2,293
Biofuel	143	147	294
Distribution	514	666	679
International
Exploration and Production	2,126	2,347	2,340
Refining, Transportation and Marketing	156	131	189
Gas and Power	26	5	31
Distribution	52	72	58
Others	8	17	13
Corporate	547	747	729
Total	48,097	42,949	43,164

On February 25, 2014, we announced our 2014-2018 Plan, which contemplates total budgeted capital expenditures of U.S.$220.6 billion from 2014 to 2018, U.S.$206.8 billion of which is for projects already being implemented or under a bidding process, while U.S.$13.8 billion is for the portfolio under evaluation with projects that are still in the planning phase of development and subject to further approvals by our management.

We expect that U.S.$153.9 billion of the capital expenditures in our 2014-2018 Plan will be directed towards exploration and production segment in Brazil, totaling U.S.$162.9 billion when also considering our activities abroad. Our capital expenditure budget for 2014, including our project financings, is U.S.$42.4 billion.

We plan to meet our budgeted capital expenditures primarily through internally generated cash, issuances in the international capital markets, structured facilities and project finance loans, commercial bank loans, divestments and other sources of capital.  Our actual capital expenditures may vary substantially from the projected numbers set forth above as a result of market conditions and the cost and availability of the necessary funds.

Dividends

For 2013, our board of directors approved the payment of dividends, in the form of interest on capital (before withholding income taxes), in the total amount of R$9,301 million (U.S.$3,970 million, when expressed at the exchange rate on the balance sheet date). This amount is equivalent to R$0.5217 (U.S.$0.2227) per common share, R$0.9672 (U.S.$0.4129) per preferred share, R$1.0434 (U.S.$0.4454) per common ADS and R$1.9344 (U.S.$0.8257) per preferred ADS. These dividends represent 3% of the book value of shareholders’ equity granted to preferred shares in our bylaws, along with 25% of the portion of the adjusted net income for the year related to common shares. Dividends for 2013 represent a total of 41.85% of our adjusted net income in reais  (adjusted in accordance with Brazilian Corporation Law) and will be voted on at our 2014 annual general shareholders’ meeting.

Interest on capital will be indexed based on the SELIC rate from December 31, 2013 to the date of payment, which will be voted on at our 2014 annual general shareholders’ meeting.

Contractual Obligations

The following table summarizes our outstanding contractual obligations and commitments at December 31, 2013:

	Payments Due by Period
	Total	< 1 year	1-3 years	3-5 years	> 5 years
	(U.S.$ million)
Contractual obligations
Balance sheet items:(1)
Debt obligations (2)	114,236	8,001	19,958	24,730	61,547
Finance lease obligations	89	9	15	17	48
Total balance sheet items	114,325	8,010	19,973	24,747	61,595
Other long-term contractual commitments
Natural gas ship-or-pay	3,184	541	1,046	1,062	535
Service contracts	56,407	25,138	19,763	6,299	5,208
Natural gas supply agreements(3)	12,056	2,259	4,124	3,940	1,734
Operating leases	52,091	14,683	16,081	8,107	13,219
Purchase commitments	19,779	7,532	8,473	2,784	990
Total other long-term commitments	143,518	50,153	49,486	22,192	21,687
Total	257,843	58,164	69,459	46,939	83,282

(1)          Excludes U.S.$35,308 million related to our pension and medical benefits obligations, which are partially funded by U.S.$22,735 million in plan assets and U.S.$7,133 million related to our provision for decommissioning costs. Information on employees’ postretirement benefit plans (including the expected maturity analysis of pension and medical benefits, set out on note 22.5 (c) to our Audited Financial Statements), and on the provision for decommissioning costs are set forth in notes 22 and 20, respectively, to our Audited Financial Statements.

(2)          Includes accrued interest, short-term debt and long-term debt (current and noncurrent portions).

(3)          Amounts assume that the counterparty would not fulfill certain precedent conditions in the agreement.

Critical accounting policies and estimates

Information about those areas that require the most judgment or involve a higher degree of complexity in the application of the accounting policies that currently affect our financial condition and results of operations is provided on note 4 to our Audited Financial Statements (comprising oil and gas reserves, depreciation and impairment; pension and other post-retirement obligations; contingent liabilities and provisions; derivative financial instruments and hedge accounting). Certain information about dismantling of areas and environmental remediation, as well as pension and medical benefits, are set out below and additional information about our accounting policies and new amendments and standards are provided on notes 3 and 5 to our Audited Financial Statements. Further information on impairment of assets is provided on note 14 to our Audited Financial Statements. Additionally, we have expanded the discussion of some of the items addressed in the financial statements for certain topics.

The accounting estimates we make in these contexts require us to make assumptions about matters that are highly uncertain. The aforementioned notes address only those estimates that we consider most important based on the degree of uncertainty and the likelihood of a material impact if we used a different estimate.  There are many other areas in which we use estimates about uncertain matters, but the reasonably likely effect of changed or different estimates is not material to our financial presentation.

Dismantling of Areas and Environmental Remediation

Under various contracts, permits and regulations, we have material legal obligations to remove equipment and restore the land or seabed at the end of operations at production sites.  Our most significant asset removal obligations involve removal and disposal of offshore oil and gas wells and production facilities worldwide.  We accrue the estimated discounted decommissioning costs (for dismantling and removing these facilities) at the time of installation of the assets.  We also estimate costs for future environmental clean-up and remediation activities based on current information on costs and expected plans for remediation.  Estimating asset retirement, removal and environmental remediation costs requires performing complex calculations that necessarily involve significant judgment because our obligations are many years in the future, the contracts and regulation have vague descriptions of what removal and remediation practices and criteria will have to be met when the removal and remediation events actually occur and asset removal technologies and costs are constantly changing, along with political, environmental, safety and public relations considerations.  Consequently, the timing and amounts of future cash flows are subject to significant uncertainty.

In 2013, our provision for decommissioning costs decreased by U.S.$2.30 billion due to the annual revision and to payments of decommissioning made.

We reviewed and revised our estimated costs associated with well abandonment and the demobilization of oil and gas production areas. As a result, for 2013, there was a U.S.$0.9 billion decrease in the amounts related to the revision of the provision, attributable to:

a)  a U.S.$1.63 billion decrease attributable to an increase in our risk-adjusted discount rate (from 2.31% p.a. at December 31, 2012 to 3.03% p.a. at December 31, 2013) used for discounting future obligations to present value; and

b) a U.S.$0.7 billion decrease attributable to revised abandonment estimates, which incorporate recent technologies and procedures in the industry, including the adoption of the light workover technique to abandon part of offshore wells.

Those effects were partially offset by a U.S.$1.21 billion increase attributable to the devaluation of the real  in relation to the U.S dollar (from R$ 2.0435 in December 31, 2012 to R$ 2.3426 in December 31, 2013).

Petrobras regularly conducts studies to incorporate the most recent technologies and procedures to optimize the abandonment of areas, considering industry best practices and previous experiences with respect to costs incurred.

For more information about the annual changes in the decommissioning provisions, please refer to note 20 to our Audited Financial Statements.

Pension and Medical Benefits

                Changes in actuarial assumptions, including changes in the discount rate used, may significantly impact our pension obligations. Nominal discount rates (before adjustments for inflation) for our pension plans Petros and Petros 2, and for our health care plan (AMS) have increased from 9.35%, 9.35% and 9.42% in 2012 to 12.88%, 12.97% and 12.90% in 2013, respectively, following an increase in interest rates in Brazil. See note 22.5 (c) to our Audited Financial Statements for a sensitivity analysis of the impact of a 100 basis point change in actuarial assumptions over our pension obligations.

Research and Development

We are deeply committed to research and development as a means to extend our reach to new production frontiers and achieve continuous improvement in operations.  We have a history of successfully developing and implementing innovative technologies, including the means to drill, complete and produce wells in increasingly deep water.  We are one of the largest investors in research and development among the world’s major oil companies, and we spend a large percentage of revenues in research and development.  Our Brazilian oil and gas concession agreements require us to spend at least 1% of our gross revenues originating from high productivity oil fields on research and development, of which up to half is invested in our research facilities in Brazil and the remainder is invested in research and development in Brazilian universities and institutions registered with the ANP for this purpose.

In 2013, we spent U.S.$1,132 million on research and development, equivalent to 0.8% of our sales revenues, while in 2012, we spent U.S.$1,143 million, equivalent to 0.8% of our sales revenues, and in 2011, we spent U.S.$1,454 million, equivalent to 1.0% of our sales revenues.

Our research and development activities focus on three main goals:

(1)           Expansion of our current businesses through the:

(a) discovery of new exploratory frontiers through comprehensive, basin-scale geological and geophysical investigations of Brazilian frontier areas, both onshore and offshore, and implementation of innovative seismic processing and inversion algorithms;

(b) enhancement of oil and gas final recovery by the use of innovative sea water, CO2 and polymer injection systems;

(c) enhancement of the pre-salt production systems and its reservoirs’ final recovery by intensive usage of compact subsea solutions, injection systems and the capacity enhancement of the new pre-salt FPSO units;

(d) development of new or enhanced subsea production systems and equipment for deep and ultra-deep waters based on compact subsea oil/water/gas separation, sea floor produced water re-injection, improved gas-lift technology, sea floor oil boosting and gas compression and a new generation of electrical submersible pumps;

(e) optimization and development of drilling and production solutions for unconventional reservoirs, shale gas, gas hydrates, coal bed methane, tight gas and shale oil, by geophysical investigations of the Brazilian onshore frontier areas and well design optimization through cost effective and currently available technologies;

(f) optimization of our natural gas logistics and final usage, through the development of solutions for offshore and stranded gas, such as chemical conversion, compression and subsea to shore, and the optimization of our onshore assets;

(g) application of available up-to-date logistic technologies to improve our integrated offshore operations;

(h) optimization of the Brazilian oil and derivatives supply and the exportation of oil and its derivatives;

(i) development of technologies and mixing devices to optimize the refining processes for pre-salt oils, such as desalter operation, and;

(j) development of technologies to enhance the flexibility of middle distillates or gasoline, in order to meet market demands;

(2)           Providing a mix of products compatible with the energy demands of the future through the:

(a) development of new fuels, lubricants and special product formulations such as podium diesel and podium gasoline;

(b) development of new technologies for petrochemical activities such as catalyst systems for polypropylene and ethylene production from olefins and polystyrene and polyester (raw materials and polymers) from both fossil and renewable sources;

(c) optimization of our ammonia and urea production plants through advanced real-time process control optimization and development of new technologies for urea based fertilizers and ruminant feedstock, through mixed fertilizer formulations with micronutrients;

(e) development of competitive second generation biofuel production processes, which use residual biomass as feedstock, through biochemical and thermochemical routes such as pyrolysis and gasification, and;

(f) optimization of our thermoelectric power plants, with emphasis on operation and maintenance cost reduction, and research and development on renewable energy technologies, such as concentrated solar, photovoltaic and wind power;

(3)           Ensuring that our activities are environmentally sustainable. We aim throughout our entire business to:

(a) reduce water consumption and the volume and toxicity of wastewater discharges, by the selection and development of new chemical products and formulations and by water re-use increase through an extensive portfolio of primary, secondary and tertiary treatment routes;

(b) reduce our emissions of air pollutants, CO2 and other greenhouse gases based on intensive re-injection of CO2 into our production reservoirs, selection and development of technologies for pollutants abatement and carbon capture storage and sequestration;

(c) increase the energy efficiency of our processes and products through research and development in combustion, heat transfer processes and advanced thermal cycles;

(d) prevent and mitigate the environmental impact of our activities through extensive offshore research in deepwater biodiversity characterization and the development of innovative operation standards, and;

(e) ensure the integrity, safety and reliability of all our industrial facilities, by the development and implementation of new materials and process equipment, online process and equipment integrity monitoring and diagnosis, inspection techniques, new process tuning systems, advanced control tools, real-time optimization and simulators for design and process analysis.

In the three-year period ended December 31, 2013, our research and development operations were awarded 97 patents in Brazil and 139 overseas. Our portfolio of patents covers all of our areas of activities.

We have operated a dedicated research and development facility in Rio de Janeiro, Brazil since 1966.  As a result of its expansion in 2010, this is one of the largest facilities of its kind in the energy sector and the largest in the southern hemisphere, with laboratories especially dedicated to pre-salt technologies.  As of December 31, 2013, this facility had 1,959 employees, 91.3% of which are exclusively dedicated to research, development and basic engineering.

We also have several semi-industrial scale prototype plants throughout Brazil that are in proximity to our industrial facilities and that are aimed at scaling up new industrial technologies at reduced costs.  In 2013, we conducted research and development through joint research projects with more than 100 universities and research centers in Brazil and abroad and participated in technology exchange and assistance partnerships with several oilfield service companies, small technology companies and other operators.

Trends

We plan to continue expanding all segments of operations in our target markets in accordance with our 2014-2018 Plan.  In support of this goal, we plan total capital expenditures of U.S.$220.6 billion over 2014-2018, U.S.$206.8 billion of which is for projects already being implemented or under a bidding process, while U.S.$13.8 billion is for the portfolio under evaluation with projects that are still in the planning phase of development and subject to further approvals by our management.  Of this total, approximately 70% is in the exploration and production segment (Brazil and abroad), where constant investment in exploration and development is needed to exploit newly discovered resources and offset natural declines in production from existing fields as they mature.

We expect that the demand for oil products in Brazil will continue to increase driven primarily by economic growth and the increase in purchasing power of the population mainly as consequence of the social inclusion policies implemented by the federal government. During the past several years, we met this incremental growth in demand by increasing imports of oil and oil products, as our oil production and our refining capacity was not sufficient to meet the increased demand. This increase in imports increased our cost of sales and decreased our margins in recent years, because we have not adjusted our domestic prices enough to reflect the higher cost of oil and oil products and the devaluation of the real.  We expect that our refining capacity expansion currently being implemented and our oil production growth will reduce our need to import oil and gas products to meet domestic demand, although as domestic demand continues to increase, we will need to consider whether to further expand our refining capacity.

The price we realize for the oil we export is determined by international oil prices, although we generally sell our oil at a discount to Brent and other light oil benchmark prices because it is heavier and thus more expensive to refine.  In 2013, oil price trends were affected by political unrest in the Middle East as well as by fluctuations in macroeconomic conditions, primarily in Europe.  The Brent benchmark price experienced lower variation in 2013 as compared to 2012, with a minimum price of U.S.$96.79/bbl, a maximum price of U.S.$119.34/bbl and an average price of U.S.$108.66/bbl, the third-highest nominal Brent yearly average price ever recorded.  The economic outlook and continuing political turmoil in the Middle East and in North Africa will remain the key determinants of oil price trends in the short term.  A fast-paced recovery coupled with slow supply-side response can result in higher prices in the medium term.  On the other hand, if economic recovery expectations are not met, especially those regarding non-OECD (organization for economic co-operation and development) economies and there is an increase of the oil production in the U.S. (more supply of unconventional oil), oil prices may drop below current levels.  In addition, recent geopolitical concerns may persist, potentially driving prices higher in the short term.

For the 2014 to 2018 period, we plan to continue to focus on increasing our refining throughput and our capacity to refine heavier crudes.  The refining expansion program currently underway may improve our refining margins, since the new refineries will be able to process a heavier crude slate with lower costs while having a higher yield of middle distillate products  (primarily of diesel and jet fuel)  with higher potential demand and growth margins.

Each year, we review and revise our long-term Business and Management Plan in order to adapt to changing market conditions and to revise our investment levels in accordance with updated scenarios and projected cash flows.  The guidance provided by our board of directors is instrumental in this review process. For the 2014-2018 period, we have retained the targets for our net-debt-to-equity ratio in the range of 25% to 35%. For more information about our capital management, see note 34.3 to our Audited Financial Statements.

CAPITALIZATION

The following table sets out the consolidated debt and capitalization of Petrobras under IFRS as of December 31, 2013, excluding accrued interest, and as adjusted to give effect to the issue of the notes offered hereby.

	As of December 31, 2013
	Actual	As Adjusted for this Offering
	(Unaudited) (U.S.$ million)
Short-term debt:
Short-term debt	8,001	8,001
Current portion of finance lease obligations	16	16
Total	8,017	8,017
Long-term debt(1):
Foreign currency denominated	84,525
Local currency denominated	21,710	21,710
Finance lease obligations (less current portion)	73	73
Total long-term debt	106,308
Non-controlling interest	596	596
Petrobras’ shareholders’ equity(2)	148,527	148,527
Total capitalization	263,448

____________

(1)           Long-term debt does not include additional indebtedness incurred by Petrobras after December 31, 2013, consisting of amounts totaling approximately U.S.$11.6 billion.

(2)           Comprising (a) 7,442,454,142 shares of common stock and (b) 5,602,042,788 shares of preferred stock, in each case with no par value and in each case which have been authorized and issued.

DESCRIPTION OF THE NOTES

The following description of the terms of the notes supplements and modifies the description of the general terms and provisions of debt securities and the indenture set forth in the accompanying prospectus, which you should read in conjunction with this prospectus supplement. In addition, we urge you to read the indenture, the fourteenth supplemental indenture in connection with the 20 Notes, the fifteenth supplemental indenture in connection with the 20 Notes, the sixteenth supplemental indenture in connection with the 20 Notes, the seventeenth supplemental indenture in connection with the 20 Notes, the eighteenth supplemental indenture in connection with the 20 Floating Rate Notes and the nineteenth supplemental indenture in connection with the 20 Floating Rate Notes, because they will define your rights as holders of the 20 Notes, the 20 Notes, the 20 Notes, the 20 Notes, the 20 Floating Rate Notes and the 20 Floating Rate Notes, respectively. If the description of the terms of the notes in this prospectus supplement differs in any way from that in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. You may obtain copies of the indenture, the fourteenth supplemental indenture, the fifteenth supplemental indenture, the sixteenth supplemental indenture, the seventeenth supplemental indenture, the eighteenth supplemental indenture and the nineteenth supplemental indenture upon written request to the trustee or with the SEC at the addresses set forth under “Where You Can Find More Information.”

The Fourteenth Supplemental Indenture, the Fifteenth Supplemental Indenture, the Sixteenth Supplemental Indenture, the Seventeenth Supplemental Indenture, the Eighteenth Supplemental Indenture and the Nineteenth Supplemental Indenture

PGF will issue the notes under an indenture dated as of August 29, 2012 between PGF and The Bank of New York Mellon, a New York banking corporation, as trustee, as supplemented by the fourteenth supplemental indenture in the case of the 20 Notes, the fifteenth supplemental indenture in the case of the 20 Notes, the sixteenth supplemental indenture in the case of the 20 Notes, the seventeenth supplemental indenture in the case of the 20   Notes, the eighteenth supplemental indenture in the case of the 20 Floating Rate Notes and the nineteenth supplemental indenture in the case of the 20 Floating Rate Notes, each dated as of the closing date, among PGF, Petrobras and The Bank of New York Mellon, as trustee, which provide the specific terms of the notes offered by this prospectus supplement, including granting holders rights against Petrobras under the respective guaranties. Whenever we refer to the indenture in this prospectus supplement, we are referring to the indenture as supplemented by the fourteenth supplemental indenture in the case of the 20 Notes, the fifteenth supplemental indenture in the case of the 20  Notes, the sixteenth supplemental indenture in the case of the 20 Notes, the seventeenth supplemental indenture in the case of the 20 Notes, the eighteenth supplemental indenture in the case of the 20 Floating Rate Notes and the nineteenth supplemental indenture in the case of the 20  Floating Rate Notes.

Fixed Rate Notes

The 20 Notes

The 20 Notes will be general, senior, unsecured and unsubordinated obligations of PGF having the following basic terms:

The title of the 20 Notes will be the      % Global Notes due 20;

The 20 Notes will:

•         be issued in an aggregate principal amount of U.S.$       ; and

•         mature on ;

•      bear interest at a rate of      % per annum from  , the date of issuance of the 20  Notes, until maturity or early redemption and until all required amounts due in respect of the 20   Notes have been paid;

•       be issued in global registered form without interest coupons attached;

•       be issued and may be transferred only in principal amounts of U.S.$2,000 and in integral multiples of U.S.$1,000 in excess thereof; and

•       be unconditionally guaranteed by Petrobras pursuant to a guaranty described below under “Guaranties”;

All payments of principal and interest on the 20 Notes will be paid in U.S. dollars;

Interest on the 20 Notes will be paid semi-annually on              and        of each year (each of which we refer to as an “interest payment date”), commencing on              and the regular record date for any interest payment date will be the business day preceding that date; and

In the case of amounts not paid by PGF under the indenture and the 20 Notes (or Petrobras under the guaranty for the 20 Notes), interest will continue to accrue on such amounts at a default rate equal to 0.5% in excess of the interest rate on the 20 Notes, from and including the date when such amounts were due and owing and through and excluding the date of payment of such amounts by PGF or Petrobras.

Despite the Brazilian government’s ownership interest in Petrobras, the Brazilian government is not responsible in any manner for PGF’s obligations under the 20 Notes or Petrobras’ obligations under the guaranty for the 20 Notes.

The 20 Notes

The 20 Notes will be general, senior, unsecured and unsubordinated obligations of PGF having the following basic terms:

The title of the 20 Notes will be the      % Global Notes due 20;

The 20 Notes will:

•         be issued in an aggregate principal amount of U.S.$       ; and

•         mature on  ;

•      bear interest at a rate of      % per annum from    , the date of issuance of the 20 Notes, until maturity or early redemption and until all required amounts due in respect of the 20   Notes have been paid;

•       be issued in global registered form without interest coupons attached;

•       be issued and may be transferred only in principal amounts of U.S.$2,000 and in integral multiples of U.S.$1,000 in excess thereof; and

•       be unconditionally guaranteed by Petrobras pursuant to a guaranty described below under “Guaranties”;

All payments of principal and interest on the 20 Notes will be paid in U.S. dollars;

Interest on the 20 Notes will be paid semi-annually on              and      of each year (each of which we refer to as an “interest payment date”), commencing on              and the regular record date for any interest payment date will be the business day preceding that date; and

In the case of amounts not paid by PGF under the indenture and the 20 Notes (or Petrobras under the guaranty for the 20 Notes), interest will continue to accrue on such amounts at a default rate equal to 0.5% in excess of the interest rate on the 20 Notes, from and including the date when such amounts were due and owing and through and excluding the date of payment of such amounts by PGF or Petrobras.

Despite the Brazilian government’s ownership interest in Petrobras, the Brazilian government is not responsible in any manner for PGF’s obligations under the 20 Notes or Petrobras’ obligations under the guaranty for the 20 Notes.

The 20 Notes

The 20 Notes will be general, senior, unsecured and unsubordinated obligations of PGF having the following basic terms:

The title of the 20 Notes will be the      % Global Notes due 20;

The 20 Notes will:

•         be issued in an aggregate principal amount of U.S.$       ; and

•         mature on     ;

•      bear interest at a rate of      % per annum from     , the date of issuance of the 20 Notes, until maturity or early redemption and until all required amounts due in respect of the 20 Notes have been paid;

•       be issued in global registered form without interest coupons attached;

•       be issued and may be transferred only in principal amounts of U.S.$2,000 and in integral multiples of U.S.$1,000 in excess thereof; and

•       be unconditionally guaranteed by Petrobras pursuant to a guaranty described below under “Guaranties”;

All payments of principal and interest on the 20 Notes will be paid in U.S. dollars;

Interest on the 20 Notes will be paid semi-annually on             and       of each year (each of which we refer to as an “interest payment date”), commencing on              and the regular record date for any interest payment date will be the business day preceding that date; and

In the case of amounts not paid by PGF under the indenture and the 20 Notes (or Petrobras under the guaranty for the 20 Notes), interest will continue to accrue on such amounts at a default rate equal to 0.5% in excess of the interest rate on the 20 Notes, from and including the date when such amounts were due and owing and through and excluding the date of payment of such amounts by PGF or Petrobras.

Despite the Brazilian government’s ownership interest in Petrobras, the Brazilian government is not responsible in any manner for PGF’s obligations under the 20 Notes or Petrobras’ obligations under the guaranty for the 20 Notes.

The 20 Notes

The 20 Notes will be general, senior, unsecured and unsubordinated obligations of PGF having the following basic terms:

The title of the 20 Notes will be the      % Global Notes due 20;

The 20 Notes will:

•         be issued in an aggregate principal amount of U.S.$       ; and

•         mature on    ;

•      bear interest at a rate of      % per annum from    , the date of issuance of the 20 Notes, until maturity or early redemption and until all required amounts due in respect of the 20 Notes have been paid;

•       be issued in global registered form without interest coupons attached;

•       be issued and may be transferred only in principal amounts of U.S.$2,000 and in integral multiples of U.S.$1,000 in excess thereof; and

•       be unconditionally guaranteed by Petrobras pursuant to a guaranty described below under “Guaranties”;

All payments of principal and interest on the 20 Notes will be paid in U.S. dollars;

Interest on the 20 Notes will be paid semi-annually on              and        of each year (each of which we refer to as an “interest payment date”), commencing on              and the regular record date for any interest payment date will be the business day preceding that date; and

In the case of amounts not paid by PGF under the indenture and the 20 Notes (or Petrobras under the guaranty for the 20 Notes), interest will continue to accrue on such amounts at a default rate equal to 0.5% in excess of the interest rate on the 20 Notes, from and including the date when such amounts were due and owing and through and excluding the date of payment of such amounts by PGF or Petrobras.

Despite the Brazilian government’s ownership interest in Petrobras, the Brazilian government is not responsible in any manner for PGF’s obligations under the 20 Notes or Petrobras’ obligations under the guaranty for the 20 Notes.

Floating Rate Notes

Interest will be payable on the floating rate notes quarterly, on each interest payment date specified under the description of each series of floating notes below, to the person in whose name such note is registered at the close of business on the business day that precedes the applicable date on which interest will be paid. The floating rate notes will bear interest from    , the date of issuance of the 20  Floating Rate Notes and the 20  Floating Rate Notes, to, but excluding, their respective maturity dates, at a rate per annum equal to the initial interest rate and thereafter at an interest rate that will be reset as described below to a rate per annum equal to LIBOR (as defined below) plus                        % per annum, calculated on the basis of the actual number of days in the relevant interest period divided by 360. The initial interest rate will be equal to LIBOR plus                           % per annum, in the case of the 20   Floating Rate Notes and LIBOR plus                 % per annum, in the case of the 20   Floating Rate Notes, in each case, as determined by the calculation agent as described below.

If any interest payment date, other than the maturity date, for any series of floating rate notes would fall on a day that is not a business day, the interest payment date will be postponed to the next succeeding business day, except that if that business day falls in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. If the maturity date for any series of floating rate notes would fall on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest will accrue after such maturity date.

                The calculation agent for the floating rate notes is The Bank of New York Mellon. The calculation agent will determine the initial interest rate for the floating rate notes by reference to LIBOR on the second LIBOR business day preceding the issue date for each series of floating rate notes and the interest rate for each succeeding interest reset period by reference to LIBOR on the second LIBOR business day preceding the applicable interest reset date (each, an “interest determination date”). Promptly upon such determination, the calculation agent will notify the issuer and the trustee (if the calculation agent is not the trustee) of the new interest rate. Upon the request of the Holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date. “LIBOR business day” means a day on which commercial banks are open for business (including dealings in U.S. dollar LIBOR) in the City of London, England.

                “LIBOR” will be determined by the calculation agent in accordance with the following provisions:

                (1)     With respect to any interest determination date, LIBOR will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months commencing on the related interest reset date that appears on Bloomberg L.P.’s page “BBAM”  as of 11:00 a.m., London time, on that interest determination date. If no such rate appears, then LIBOR, in respect of that interest determination date, will be determined in accordance with the provisions described in (2) below.

                (2)     With respect to an interest determination date on which no rate appears on Bloomberg L.P.’s page “BBAM”, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market (which may include affiliates of the underwriters), as selected by the calculation agent (after consultation with us), to provide its offered quotation (expressed as a percentage per annum) for deposits in U.S. dollars for the period of three months, commencing on the related interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the City of New York, on the interest determination date by three major banks in The City of New York (which may include affiliates of the underwriters) selected by the calculation agent (after consultation with us) for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the related interest reset date, and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two such rates are so provided, LIBOR on the interest determination date will be the arithmetic mean of such rates. If fewer than two such rates are so provided, LIBOR on the interest determination date will be LIBOR in effect with respect to the immediately preceding interest determination date.

“Bloomberg L.P.’s page “BBAM”” means the display that appears on Bloomberg L.P.’s page “BBAM” or any page as may replace such page on such service (or any successor service) for the purpose of displaying London interbank offered rates of major banks for U.S. dollars.

All percentages resulting from any calculation of any interest rate for the floating rate notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all U.S. dollar amounts would be rounded to the nearest cent, with one-half cent being rounded upward.

All calculations made by the calculation agent for the purposes of calculating interest on the floating rate notes shall be conclusive and binding on the holders of the floating rate notes and the issuer, absent manifest error.

The 20 Floating Rate Notes

The 20  Floating Rate Notes will be general, senior, unsecured and unsubordinated obligations of PGF having the following basic terms:

The title of the 20 Floating Rate Notes will be the Floating Rate Global Notes due 20;

The 20 Floating Rate Notes will:

•         be issued in an aggregate principal amount of U.S.$       ; and

•         mature on    ;

•      bear interest at a floating  rate equal to the three-month U.S. dollar LIBOR plus     %, calculated on the basis of the actual number of days in the relevant interest period divided by 360, from           , the date of issuance of the 20   Floating Rate Notes, until maturity or early redemption and until all required amounts due in respect of the 20   Floating Rate Notes have been paid.  The interest rate payable on the notes will be reset quarterly;

•       be issued in global registered form without interest coupons attached;

•       be issued and may be transferred only in principal amounts of U.S.$2,000 and in integral multiples of U.S.$1,000 in excess thereof; and

•       be unconditionally guaranteed by Petrobras pursuant to a guaranty described below under “Guaranties”;

All payments of principal and interest on the 20 Floating Rate Notes will be paid in U.S. dollars;

Interest on the 20 Floating Rate Notes is payable on      ,       ,            and           of each year, beginning on                 , to and including the maturity date (each of which we refer to as an “interest payment date”), and the regular record date for any interest payment date will be the business day preceding that date; and

In the case of amounts not paid by PGF under the indenture and the 20  Floating Rate Notes (or Petrobras under the guaranty for the 20  Floating Rate  Notes), interest will continue to accrue on such amounts at a default rate equal to 0.5% in excess of the interest rate on the 20 Floating Rate Notes, from and including the date when such amounts were due and owing and through and excluding the date of payment of such amounts by PGF or Petrobras.

Despite the Brazilian government’s ownership interest in Petrobras, the Brazilian government is not responsible in any manner for PGF’s obligations under the 20 Floating Rate Notes or Petrobras’ obligations under the guaranty for the 20 Floating Rate Notes.

The 20 Floating Rate Notes

The 20  Floating Rate Notes will be general, senior, unsecured and unsubordinated obligations of PGF having the following basic terms:

The title of the 20 Floating Rate Notes will be the Floating Rate Global Notes due 20;

The 20 Floating Rate Notes will:

•         be issued in an aggregate principal amount of U.S.$       ; and

•         mature on        ;

•      bear interest at a floating  rate equal to the three-month U.S. dollar LIBOR plus     %, calculated on the basis of the actual number of days in the relevant interest period divided by 360, from      , the date of issuance of the 20    Floating Rate Notes, until maturity or early redemption and until all required amounts due in respect of the 20   Floating Rate Notes have been paid.  The interest rate payable on the notes will be reset quarterly;

•       be issued in global registered form without interest coupons attached;

•       be issued and may be transferred only in principal amounts of U.S.$2,000 and in integral multiples of U.S.$1,000 in excess thereof; and

•       be unconditionally guaranteed by Petrobras pursuant to a guaranty described below under “Guaranties”;

All payments of principal and interest on the 20 Floating Rate Notes will be paid in U.S. dollars;

Interest on the 20 Floating Rate Notes is payable on      ,       ,            and             of each year, beginning on                  , to and including the maturity date (each of which we refer to as an “interest payment date”), and the regular record date for any interest payment date will be the business day preceding that date; and

In the case of amounts not paid by PGF under the indenture and the 20 Floating Rate Notes (or Petrobras under the guaranty for the 20 Floating Rate  Notes), interest will continue to accrue on such amounts at a default rate equal to 0.5% in excess of the interest rate on the 20 Floating Rate Notes, from and including the date when such amounts were due and owing and through and excluding the date of payment of such amounts by PGF or Petrobras.

Despite the Brazilian government’s ownership interest in Petrobras, the Brazilian government is not responsible in any manner for PGF’s obligations under the 20 Floating Rate Notes or Petrobras’ obligations under the guaranty for the 20 Floating Rate Notes.

Guaranties

Petrobras will unconditionally and irrevocably guarantee the full and punctual payment when due, whether at the maturity date of the notes, or earlier or later by acceleration or otherwise, of all of PGF’s obligations now or hereafter existing under the indenture and the notes, whether for principal, interest, make-whole premium, fees, indemnities, costs, expenses or otherwise. The guaranties will be unsecured and will rank equally with all of Petrobras’ other existing and future unsecured and unsubordinated debt including guaranties previously issued by Petrobras in connection with prior issuances of indebtedness. See “Description of the Guaranties.”

Depositary with Respect to Global Notes

The notes will be issued in global registered form with The Depository Trust Company, or “DTC,” as depositary. For further information in this regard, see “Clearance and Settlement.”

Events of Default

The following events will be events of default with respect to each series of the notes:

•         PGF does not pay the principal on the notes of such series within seven calendar days of its due date and the trustee has not received such amounts from Petrobras under the relevant guaranty by the end of that seven-day period.

•         PGF does not pay interest or other amounts, including any additional amounts, on the notes within 30 calendar days of their due date and the trustee has not received such amounts from Petrobras under the relevant guaranty by the end of that 30-day period.

•         PGF or Petrobras remains in breach of any covenant or any other term in respect of the notes of such series issued under the Indenture or guaranty for such series for 60 calendar days after receiving a notice of default stating that it is in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of such series of the notes.

•         The maturity of any indebtedness of PGF or Petrobras or a material subsidiary in a total aggregate principal amount of U.S.$200,000,000 (or its equivalent in another currency) or more is accelerated in accordance with the terms of that indebtedness, it being understood that prepayment or redemption by us or a material subsidiary of any indebtedness is not acceleration for this purpose.

•         PGF or Petrobras or any material subsidiary stops paying or is generally unable to pay its debts as they become due, except in the case of a winding-up, dissolution or liquidation for the purpose of and followed by a consolidation, spin-off, merger, conveyance or transfer duly approved by the note holders of that series.

•         In the case PGF or Petrobras or any material subsidiary, if proceedings are initiated against it under any applicable liquidation, insolvency, composition, reorganization, winding up or any other similar laws, or under any other law for the relief of, or relating to, debtors, and such proceeding is not dismissed or stayed within 90 calendar days.

•         An administrative or other receiver, manager or administrator, or any such or other similar official is appointed in relation to, or a distress, execution, attachment, sequestration or other process is levied or put in force against, the whole or a substantial part of the undertakings or assets of PGF or Petrobras or any material subsidiary and is not discharged or removed within 90 calendar days.

•         PGF or Petrobras or any material subsidiary voluntarily commences proceedings under any applicable liquidation, insolvency, composition, reorganization or any other similar laws, PGF or Petrobras or any material subsidiary enters into any composition or other similar arrangement with our creditors under applicable Brazilian law (such as a recuperação judicial or extrajudicial, which is a type of liquidation agreement).

•         PGF or Petrobras or any material subsidiary files an application for the appointment of an administrative or other receiver, manager or administrator, or any such or other similar official, in relation to PGF or Petrobras or any material subsidiary, or PGF or Petrobras or any material subsidiary takes legal action for a readjustment or deferment of any part of our indebtedness.

•         An effective resolution is passed, or any authorized action is taken by any court of competent jurisdiction, directing PGF or Petrobras or any material subsidiary’s winding-up, dissolution or liquidation, except for the purpose of and followed by a consolidation, merger, conveyance or transfer duly approved by the note holders of that series.

•         The notes of such series, the indenture, the relevant guaranty or any part of those documents cease to be in full force and effect or binding and enforceable against PGF or Petrobras, or it becomes unlawful for PGF or Petrobras to perform any material obligation under any of the foregoing documents to which it is a party.

•         PGF or Petrobras contests the enforceability of the notes, the indenture or the guaranties, or denies that it has liability under any of the foregoing documents to which it is a party.

•         Petrobras fails to retain at least 51% direct or indirect ownership of the outstanding voting and economic interests (equity or otherwise) of and in PGF.

For purposes of the events of default:

•         “indebtedness” means any obligation (whether present or future, actual or contingent and including any guaranty) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and all leases which, under IFRS, would be a capital lease obligation).

•         “material subsidiary” means a subsidiary of Petrobras which on any given date of determination accounts for more than 15% of Petrobras’ total consolidated assets (as set forth on Petrobras’ most recent balance sheet prepared in accordance with IFRS).

Covenants

PGF will be subject to the following covenants with respect to the notes:

Payment of Principal and Interest

PGF will duly and punctually pay the principal of and any premium and interest and other amounts (including any additional amounts in the event withholding and other taxes are imposed in Brazil or the jurisdiction of incorporation of PGF) on the notes in accordance with the notes and the indenture.

Maintenance of Corporate Existence

PGF will maintain its corporate existence and take all reasonable actions to maintain all rights, privileges and the like necessary or desirable in the normal conduct of business, activities or operations, unless PGF’s board of directors determines that maintaining such rights and privileges is no longer desirable in the conduct of PGF’s business and is not disadvantageous in any material respect to holders.

Maintenance of Office or Agency

So long as notes are outstanding, PGF will maintain in the Borough of Manhattan, the City of New York, an office or agency where notices to and demands upon it in respect of the indenture and the notes may be served.

Initially, this office will be located at 570 Lexington Avenue, 43rd Floor, New York, New York 10022-6837. PGF will not change the designation of the office without prior written notice to the trustee and designating a replacement office in the same general location.

Ranking

PGF will ensure that the notes will at all times constitute its general senior, unsecured and unsubordinated obligations and will rank pari passu, without any preferences among themselves, with all of its other present and future unsecured and unsubordinated obligations (other than obligations preferred by statute or by operation of law).

Use of Proceeds

PGF intends to use the net proceeds from the sale of the notes to finance Petrobras’ planned capital expenditures under its 2014-2018 Business Plan and for general corporate purposes.

Statement by Managing Directors as to Default

PGF will deliver to the trustee, within 90 calendar days after the end of its fiscal year, a directors’ certificate, stating whether or not to the best knowledge of its signers thereof there is an event of default in connection with the performance and observance of any of the terms, provisions and conditions of the indenture or the notes and, if there is such an event of default by PGF, specifying all such events of default and their nature and status of which the signers may have knowledge.

Provision of Financial Statements and Reports

In the event that PGF files any financial statements or reports with the SEC or publishes or otherwise makes such statements or reports publicly available in The Netherlands, the United States or elsewhere, PGF will furnish a copy of the statements or reports to the trustee within 15 calendar days of the date of filing or the date the information is published or otherwise made publicly available.  As long as the financial statements or reports are publicly available and accessible electronically by the trustee, the filing or electronic publication of such financial statements or reports will comply with PGF’s obligation to deliver such statements and reports to the trustee.  PGF will provide to the trustee with prompt written notification at such time that PGF becomes or ceases to be a reporting company.  The trustee will have no obligation to determine if and when PGF’s financial statements or reports, if any, are publicity available and accessible electronically.

Along with each such financial statement or report, if any, PGF will provide a directors’ certificate stating (i) that a review of PGF’s activities has been made during the period covered by such financial statements with a view to determining whether PGF has kept, observed, performed and fulfilled its covenants and agreements under this indenture; and (ii) that no event of default, has occurred during that period or, if one or more have actually occurred, specifying all those events and what actions have been taken and will be taken with respect to that event of default.

Delivery of these reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of any of those will not constitute constructive notice of any information contained in them or determinable from information contained in them, including PGF’s compliance with any of its covenants under the indenture (as to which the trustee is entitled to rely exclusively on directors’ certificates).

Appointment to Fill a Vacancy in Office of Trustee

PGF, whenever necessary to avoid or fill a vacancy in the office of trustee, will appoint a successor trustee in the manner provided in the indenture so that there will at all times be a trustee with respect to the notes.

Payments and Paying Agents

PGF will, prior to 3:00 p.m., New York City time, on the business day preceding any payment date of the principal of or interest on the notes or other amounts (including additional amounts), deposit with the trustee a sum sufficient to pay such principal, interest or other amounts (including additional amounts) so becoming due.

Additional Amounts

Except as provided below, PGF or Petrobras, as applicable, will make all payments of amounts due under the notes and the indenture and each other document entered into in connection with the notes and the indenture without withholding or deducting any present or future taxes, levies, deductions or other governmental charges of any nature imposed by Brazil, the jurisdiction of PGF’s incorporation (currently The Netherlands) or any jurisdiction in which PGF appoints a paying agent under the indenture, or any political subdivision of such jurisdictions (the “taxing jurisdictions”). If PGF or Petrobras, as applicable, is required by law to withhold or deduct any taxes, levies, deductions or other governmental charges, PGF or Petrobras, as applicable, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay the holders any additional amounts necessary to ensure that they receive the same amount as they would have received without such withholding or deduction. For the avoidance of doubt, the foregoing obligations shall extend to payments under the guaranties.

All references to principal, premium, if any, and interest in respect of the notes will be deemed to refer to any additional amounts which may be payable as set forth in the indenture or in the notes.

PGF or Petrobras, as applicable, will not, however, pay any additional amounts in connection with any tax, levy, deduction or other governmental charge that is imposed due to any of the following (“excluded additional amounts”):

•         the holder has a connection with the taxing jurisdiction other than merely holding the notes or receiving principal or interest payments on the notes (such as citizenship, nationality, residence, domicile, or existence of a business, a permanent establishment, a dependent agent, a place of business or a place of management, present or deemed present within the taxing jurisdiction);

•         any tax imposed on, or measured by, net income;

•         the holder fails to comply with any certification, identification or other reporting requirements concerning its nationality, residence, identity or connection with the taxing jurisdiction, if (x) such compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or a part of the tax, levy, deduction or other governmental charge, (y) the holder is able to comply with such requirements without undue hardship and (z) at least 30 calendar days prior to the first payment date with respect to which such requirements under the applicable law, regulation, administrative practice or treaty will apply, PGF or Petrobras, as applicable, has notified all holders or the trustee that they will be required to comply with such requirements;

•         the holder fails to present (where presentation is required) its notes within 30 calendar days after PGF has made available to the holder a payment under the notes and the indenture, provided that PGF or Petrobras, as applicable, will pay additional amounts which a holder would have been entitled to had the notes owned by such holder been presented on any day (including the last day) within such 30 calendar day period;

•         any estate, inheritance, gift, value added, use or sales taxes or any similar taxes, assessments or other governmental charges;

•         such taxes, levies, deductions or other governmental charges are imposed on a payment on the notes by PGF’s paying agent (that is located in another member state of the European Union) to an individual and are required to be made pursuant to the European Council Directive on taxation of savings income in the form of interest payments (2003/48/EC) (as amended by the European Council Directive 2006/98/EC of November 20, 2006), or any implementing law, or any law that has been introduced in order to conform to such Directive, and such holder has not opted to agree to an exchange of information within the meaning of such Directive;

•         where the holder could have avoided such taxes, levies, deductions or other governmental charges by requesting that a payment on the notes be made by, or presenting the relevant notes for payment to, another paying agent of PGF located in a member state of the European Union; or

•         where the holder would have been able to avoid the tax, levy, deduction or other governmental charge by taking reasonable measures available to such holder.

PGF shall promptly pay when due any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that are imposed by a taxing jurisdiction from any payment under the notes or under any other document or instrument referred in the indenture or from the execution, delivery, enforcement or registration of the notes or any other document or instrument referred to in the indenture. PGF shall indemnify and make whole the holders of the notes for any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies payable by PGF as provided in this paragraph paid by such holder. PGF shall ensure that it maintains a paying agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to the Directive.

Holders in some jurisdictions may not receive payment of gross-up amounts for withholding in compliance with the Directive. See “Risk Factors—Holders in some jurisdictions may not receive payment of gross-up amounts for withholding in compliance with the European Council Directive on taxation of savings income.”

Negative Pledge

So long as any note of a series remains outstanding, PGF will not create or permit any lien, other than a PGF permitted lien, on any of its assets to secure (i) any of its indebtedness or (ii) the indebtedness of any other person, unless PGF contemporaneously creates or permits such lien to secure equally and ratably its obligations under such series of the notes as is duly approved by a resolution of the holders of such series of the notes in accordance with the indenture. In addition, PGF will not allow any of its material subsidiaries, if any, to create or permit any lien, other than a PGF permitted lien, on any of its assets to secure (i) any of its indebtedness, (ii) any of the material subsidiary’s indebtedness or (iii) the indebtedness of any other person, unless it contemporaneously creates or permits the lien to secure equally and ratably its obligations under each series of the notes and the indenture or PGF provides such other security for such notes and the indenture or PGF provides such other security for such series of the notes as is duly approved by a resolution of the holders of such series of the notes in accordance with the indenture. This covenant is subject to a number of important exceptions, including an exception that permits PGF to grant liens in respect of indebtedness the principal amount of which, in the aggregate, together with all other liens not otherwise described in a specific exception, does not exceed 20% of PGF’s consolidated total assets (as determined in accordance with IFRS) at any time as at which PGF’s balance sheet is prepared and published in accordance with applicable law.

Limitation on Consolidation, Merger, Sale or Conveyance

PGF will not, in one or a series of transactions, consolidate or amalgamate with or merge into any corporation or convey, lease, spin-off or transfer substantially all of its properties, assets or revenues to any person or entity (other than a direct or indirect subsidiary of Petrobras) or permit any person (other than a direct or indirect subsidiary of PGF) to merge with or into it unless such consolidation, amalgamation, merger, lease, spin-off or transfer of properties, assets or revenues does not violate any provision of Dutch financial regulatory laws and:

•         either PGF is the continuing entity or the person (the “successor company”) formed by the consolidation or into which PGF is merged or that acquired (through a transfer of assets, a spin-off or otherwise) or leased the property or assets of PGF will assume (jointly and severally with PGF unless PGF will have ceased to exist as a result of that merger, consolidation or amalgamation), by a supplemental indenture, all of PGF’s obligations under the indenture and the notes;

•         the successor company (jointly and severally with PGF unless PGF will have ceased to exist as part of the merger, consolidation or amalgamation) agrees to indemnify each holder against any tax, assessment or governmental charge thereafter imposed on the holder solely as a consequence of the consolidation, merger, conveyance, spin-off, transfer or lease with respect to the payment of principal of, or interest, the notes;

•         immediately after giving effect to the transaction, no event of default, and no default has occurred and is continuing;

•         PGF has delivered to the trustee a directors’ certificate and an opinion of counsel, each stating that the transaction, and each supplemental indenture relating to the transaction, comply with the terms of the indenture dated as of August 29, 2012, and that all conditions precedent provided for in the indenture and relating to the transaction have been complied with; and

•         PGF has delivered notice of any such transaction to the trustee.

Notwithstanding anything to the contrary in the foregoing, so long as no default or event of default under the indenture or the notes will have occurred and be continuing at the time of the proposed transaction or would result from the transaction:

•         PGF may merge, amalgamate or consolidate with or into, or convey, transfer, spin-off, lease or otherwise dispose of all or substantially all of its properties, assets or revenues to a direct or indirect subsidiary of PGF or Petrobras in cases when PGF is the surviving entity in the transaction and the transaction would not have a material adverse effect on PGF and its subsidiaries taken as a whole, it being understood that if PGF is not the surviving entity, PGF will be required to comply with the requirements set forth in the previous paragraph; or

•         any direct or indirect subsidiary of PGF may merge or consolidate with or into, or convey, transfer, spin-off, lease or otherwise dispose of assets to, any person (other than PGF or any of its subsidiaries or affiliates) in cases when the transaction would not have a material adverse effect on PGF and its subsidiaries taken as a whole; or

•         any direct or indirect subsidiary of PGF may merge or consolidate with or into, or convey, transfer, spin-off, lease or otherwise dispose of assets to, any other direct or indirect subsidiary of PGF or Petrobras; or

•         any direct or indirect subsidiary of PGF may liquidate or dissolve if PGF determines in good faith that the liquidation or dissolution is in the best interests of Petrobras, and would not result in a material adverse effect on PGF and its subsidiaries taken as a whole and if the liquidation or dissolution is part of a corporate reorganization of PGF or Petrobras.

PGF may omit to comply with any term, provision or condition set forth in certain covenants applicable to a series of the notes or any term, provision or condition of the indenture, if before the time for the compliance the holders of at least a majority in principal amount of the outstanding notes of such series waive the compliance, but no waiver can operate except to the extent expressly waived, and, until a waiver becomes effective, PGF’s obligations and the duties of the trustee in respect of any such term, provision or condition will remain in full force and effect.

As used above, the following terms have the meanings set forth below:

“indebtedness” means any obligation (whether present or future, actual or contingent and including any guaranty) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and all leases which, under IFRS, would be a capital lease obligation).

A “guaranty” means an obligation of a person to pay the indebtedness of another person including, without limitation:

•         an obligation to pay or purchase such indebtedness;

•         an obligation to lend money or to purchase or subscribe for shares or other securities or to purchase assets or services in order to provide funds for the payment of such indebtedness;

•         an indemnity against the consequences of a default in the payment of such indebtedness; or

•         any other agreement to be responsible for such indebtedness.

A “lien” means any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance on any property or asset including, without limitation, any equivalent created or arising under applicable law.

A “PGF permitted lien” means a:

(a) lien arising by operation of law, such as merchants’, maritime or other similar liens arising in PGF’s ordinary course of business or that of any subsidiary or lien in respect of taxes, assessments or other governmental charges that are not yet delinquent or that are being contested in good faith by appropriate proceedings;

(b) lien arising from PGF’s obligations under performance bonds or surety bonds and appeal bonds or similar obligations incurred in the ordinary course of business and consistent with PGF’s past practice;

(c) lien arising in the ordinary course of business in connection with indebtedness maturing not more than one year after the date on which that indebtedness was originally incurred and which is related to the financing of export, import or other trade transactions;

(d) lien granted upon or with respect to any assets hereafter acquired by PGF or any subsidiary to secure the acquisition costs of those assets or to secure indebtedness incurred solely for the purpose of financing the acquisition of those assets, including any lien existing at the time of the acquisition of those assets, so long as the maximum amount so secured does not exceed the aggregate acquisition costs of all such assets or the aggregate indebtedness incurred solely for the acquisition of those assets, as the case may be;

(e) lien granted in connection with indebtedness of a wholly-owned subsidiary owing to PGF or another wholly-owned subsidiary;

(f) lien existing on any asset or on any stock of any subsidiary prior to the acquisition thereof by PGF or any subsidiary, so long as the lien is not created in anticipation of that acquisition;

(g) lien existing as of the date of the fourteenth supplemental indenture in the case of the 20 Notes, as of the date of the fifteenth supplemental indenture in the case of the 20 Notes, as of the date of the sixteenth supplemental indenture in the case of the 20 Notes, as of the date of the seventeenth supplemental indenture in the case of the 20 Notes, as of the date of the eighteenth supplemental indenture in the case of the 20 Floating Rate Notes and as of the date of the nineteenth supplemental indenture in the case of the 20 Floating Rate Notes;

(h) lien resulting from the indenture or the guaranties, if any;

(i) lien incurred in connection with the issuance of debt or similar securities of a type comparable to those already issued by PGF, on amounts of cash or cash equivalents on deposit in any reserve or similar account to pay interest on those securities for a period of up to 24 months as required by any rating agency as a condition to the rating agency rating those securities as investment grade;

(j) lien granted or incurred to secure any extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any indebtedness secured by liens referred to in paragraphs (a) through (i) above (but not paragraph (c)), so long as the lien does not extend to any other property, the principal amount of the indebtedness secured by the lien is not increased, and in the case of paragraphs (a), (b) and (f), the obligees meet the requirements of the applicable paragraph; and

(k) lien in respect of indebtedness the principal amount of which in the aggregate, together with all other liens not otherwise qualifying as PGF permitted liens pursuant to another part of this definition of PGF permitted liens, does not exceed 20% of PGF’s consolidated total assets (as determined in accordance with IFRS) at any date as at which PGF’s balance sheet is prepared and published in accordance with applicable law.

A “wholly-owned subsidiary” means, with respect to any corporate entity, any person of which 100% of the outstanding capital stock (other than qualifying shares, if any) having by its terms ordinary voting power (not dependent on the happening of a contingency) to elect the board of directors (or equivalent controlling governing body) of that person, is at the time owned or controlled directly or indirectly by that corporate entity, by one or more wholly-owned subsidiaries of that corporate entity or by that corporate entity and one or more wholly-owned subsidiaries.

Optional Redemption

PGF will not be permitted to redeem the notes before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund (we will not deposit money on a regular basis into any separate account to repay your notes). In addition, you will not be entitled to require us to repurchase your notes from you before the stated maturity.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the business day prior to any redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to the redemption date on the notes to be redeemed on such date. If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as set forth in the indenture.

Optional Redemption With “Make-Whole” Amount for the Fixed Rate Notes

PGF will have the right at our option to redeem the Fixed Rate Notes, in whole or in part, at any time or from time to time prior to their maturity, on at least 30 days’ but not more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus    basis points with respect to the 20 Notes, plus    basis points with respect to the 20 Notes, plus         basis points with respect to the 20 Notes, and plus      basis points with respect to the 20 Notes (in each case, the “Make-Whole Amount”), plus in each case accrued interest on the principal amount of such notes to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC, and, in each case, their affiliates, which are primary United States government securities dealers and two other leading primary United States government securities dealers in New York City reasonably designated by us in writing; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 pm New York time on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to the redemption date on the notes to be redeemed on such date. If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as set forth in the indenture.

Redemption for Taxation Reasons

We have the option, subject to certain conditions, to redeem each series of the notes in whole at their principal amount, plus accrued and unpaid interest, if any, to the relevant date of redemption, if and when, as a result of a change in, execution of, or amendment to, any laws or treaties or the official application or interpretation of any laws or treaties, we would be required to pay additional amounts related to the deduction of certain withholding taxes in respect of certain payments on such series of the notes. See “Description of Debt Securities―Special Situations―Optional Tax Redemption” in the accompanying prospectus.

The Optional Tax Redemption set forth in the accompanying prospectus shall apply with the reincorporation of PGF being treated as the adoption of a successor entity. Such redemption shall not be available if the reincorporation was performed in anticipation of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties in such new jurisdiction of incorporation that would result in the obligation to pay additional amounts.

Further Issuances

The indenture by its terms does not limit the aggregate principal amount of securities that may be issued under it and permits the issuance, from time to time, of additional notes (also referred to as add-on notes) of the same series as those offered under this prospectus supplement. The ability to issue add-on notes is subject to several requirements, however, including that (i) no event of default under the indenture or event that with the passage of time or other action may become an event of default (such event being a “default”) will have occurred and then be continuing or will occur as a result of that additional issuance and (ii) the add-on notes will rank pari passu and have equivalent terms and benefits as the notes offered under this prospectus supplement except for the price to the public and the issue date. Any add-on notes with respect to either series of the notes will be part of the same series as such notes that PGF is currently offering and the holders will vote on all matters in relation to the applicable notes as a single series.

Covenant Defeasance

Any restrictive covenants of the indenture may be defeased as described in the accompanying prospectus.

Conversion

The notes will not be convertible into, or exchangeable for, any other securities.

Listing

PGF intends to apply to have the notes approved for listing on the NYSE.

Currency Rate Indemnity

PGF has agreed that, if a judgment or order made by any court for the payment of any amount in respect of any notes is expressed in a currency (the “judgment currency”) other than U.S. dollars (the “denomination currency”), PGF will indemnify the relevant holder and the trustee against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from PGF’s other obligations under the indenture, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due in respect of the relevant note or under any judgment or order described above.

The Trustee,  Paying Agent, Transfer Agent and Calculation Agent

The Bank of New York Mellon, a New York banking corporation, is the trustee under the indenture and has been appointed by PGF as registrar, paying agent, transfer agent and calculation agent with respect to the notes. The address of the trustee is 101 Barclay Street, 4E, New York, New York, 10286. PGF will at all times maintain a paying agent in New York City until the notes are paid.

Any corporation or association into which the trustee or any agent named above may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the trustee or any agent shall be a party, or any corporation or association to which all or substantially all of the corporate trust business of the trustee or any agent may be sold or otherwise transferred, shall be the successor trustee or relevant agent, as applicable, hereunder without any further act.

CLEARANCE AND SETTLEMENT

Book-Entry Issuance

Except under the limited circumstances described in the accompanying prospectus, all notes will be book-entry notes. This means that the actual purchasers of the notes will not be entitled to have the notes registered in their names and will not be entitled to receive physical delivery of the notes in definitive (paper) form. Instead, upon issuance, all the notes will be represented by one or more fully registered global notes.

Each global note will be deposited directly with The Depository Trust Company, a securities depositary, and will be registered in the name of DTC’s nominee. Global notes may also be deposited indirectly with Clearstream, Luxembourg and Euroclear, as indirect participants of DTC. For background information regarding DTC and Clearstream, Luxembourg and Euroclear, see “— The Depository Trust Company” and “—Clearstream, Luxembourg and Euroclear” below. No global note representing book-entry notes may be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to another nominee of DTC. Thus, DTC will be the only registered holder of the notes and will be considered the sole representative of the beneficial owners of the notes for purposes of the indenture. For an explanation of the situations in which a global note will terminate and interests in it will be exchanged for physical certificates representing the notes, see “Legal Ownership—Global Securities” in the accompanying prospectus.

The registration of the global notes in the name of DTC’s nominee will not affect beneficial ownership and is performed merely to facilitate subsequent transfers. The book-entry system, which is also the system through which most publicly traded common stock is held in the United States, is used because it eliminates the need for physical movement of securities certificates. The laws of some jurisdictions, however, may require some purchasers to take physical delivery of their notes in definitive form. These laws may impair the ability of beneficial holders to transfer the notes.

In this prospectus supplement, unless and until definitive (paper) notes are issued to the beneficial owners as described in the accompanying prospectus, all references to “registered holders” of notes shall mean DTC.  PGF, Petrobras, the trustee and any paying agent, transfer agent, registrar or other agent may treat DTC as the absolute owner of the notes for all purposes.

Primary Distribution

Payment Procedures

Payment for the notes will be made on a delivery versus payment basis.

Clearance and Settlement Procedures

DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System. Notes will be credited to the securities custody accounts of these DTC participants against payment in the same-day funds, for payments in U.S. dollars, on the settlement date.

Secondary Market Trading

We understand that secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System.  If payment is made in U.S. dollars, settlement will be free of payment.  If payment is made in other than U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

The Depository Trust Company

The policies of DTC will govern payments, transfers, exchange and other matters relating to the beneficial owner’s interest in the notes held by that owner.  Neither the Trustee, Registrar, Paying Agent, Transfer Agent, Calculation Agent nor we have any responsibility for any aspect of the actions of DTC or any of their direct or indirect participants.  Neither the Trustee, Registrar, Paying Agent, Transfer Agent, Calculation Agent nor we have any responsibility for any aspect of the records kept by DTC or any of their direct or indirect participants.  In addition, neither the Trustee, Registrar, Paying Agent, Transfer Agent, Calculation Agent nor we supervise DTC in any way.  DTC and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. Investors should be aware that DTC and its participants are not obligated to perform these procedures and may modify them or discontinue them at any time.  The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time.

DTC has advised us as follows:

•         DTC is:

•         a limited purpose trust company organized under the laws of the State of New York;

•         a member of the Federal Reserve System;

•         a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•         a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•         DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•         Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•         Indirect access to the DTC system is also available to banks, brokers, dealer and trust companies that have relationships with participants.

•         The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg and Euroclear

Clearstream, Luxembourg has advised that: it is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the supervision of the financial sector (Commission de surveillance du secteur financier); it holds securities for its customers and facilitates the clearance and settlement of securities transactions among them, and does so through electronic book-entry transfers between the accounts of its customers, thereby eliminating the need for physical movement of certificates; it provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities; it interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships; its customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries; its U.S. customers are limited to securities brokers and dealers and banks; and indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear has advised that: it is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financière) and the National Bank of Belgium (Banque Nationale de Belgique); it holds securities for its participants and facilitates the clearance and settlement of securities transactions among them; it does so through simultaneous electronic book-entry delivery against payments, thereby eliminating the need for physical movement of certificates; it provides other services to its participants, including credit, custody, lending and borrowing of securities and tri-party collateral management; it interfaces with the domestic markets of several countries; its customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and certain other professional financial intermediaries; indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers; and all securities in Euroclear are held on a fungible basis, which means that specific certificates are not matched to specific securities clearance accounts.

Clearance and Settlement Procedures

We understand that investors that hold their notes through Clearstream, Luxembourg or Euroclear accounts will follow the settlement procedures that are applicable to securities in registered form.  Notes will be credited to the securities custody accounts of Clearstream, Luxembourg and Euroclear participants on the business day following the settlement date for value on the settlement date.  They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream, Luxembourg and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear.  Secondary market trading will be settled using procedures applicable to securities in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream, Luxembourg and Euroclear on business days.  Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States or Brazil.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States or Brazil. U.S. and Brazilian investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes on a particular day may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of participants in Clearstream, Luxembourg or Euroclear in accordance with the relevant systemic rules and procedures, to the extent received by its depositary. Clearstream, Luxembourg or the Euroclear, as the case may be, will take any other action permitted to be taken by a registered holder under the indenture on behalf of a Clearstream, Luxembourg or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the debt securities among participants of Clearstream, Luxembourg and Euroclear.  However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

DESCRIPTION OF THE GUARANTIES

General

In connection with the execution and delivery of the fourteenth supplemental indenture, the fifteenth supplemental indenture, the sixteenth supplemental indenture, the seventeenth supplemental indenture, the eighteenth supplemental indenture, the nineteenth supplemental indenture and the notes offered by this prospectus supplement, Petrobras will guarantee the 20  Notes, the 20  Notes, the 20  Notes, the 20  Notes, the 20  Floating Rate Notes and the 20  Floating Rate Notes (each, a “guaranty” and together, the “guaranties”) for the benefit of the holders.

The guaranties will provide that Petrobras will unconditionally and irrevocably guarantee the notes on the terms and conditions described below.

The following summary describes the material provisions of the guaranties. You should read the more detailed provisions of the applicable guaranty, including the defined terms, for provisions that may be important to you. This summary is subject to, and qualified in its entirety by reference to, the provisions of the applicable guaranty.

Despite the Brazilian government’s ownership interest in Petrobras, the Brazilian government is not responsible in any manner for PGF’s obligations under the 20   Notes, the 20   Notes, the 20   Notes, the 20   Notes , the 20  Floating Rate Notes or the 20  Floating Rate Notes, as applicable, or Petrobras’ obligations under the guaranties.

Ranking

The obligations of Petrobras under the guaranties will constitute general unsecured obligations of Petrobras which at all times will rank pari passu with all other senior unsecured obligations of Petrobras that are not, by their terms, expressly subordinated in right of payment to the obligations of Petrobras under the guaranties.

In addition, Petrobras’ obligations under the guaranties of the notes rank, and will rank, pari passu with its obligations in respect of outstanding and future guaranties of indebtedness issued by PGF.

Nature of Obligation

Petrobras will unconditionally and irrevocably guarantee the full and punctual payment when due, whether at the maturity date of the notes, or earlier or later by acceleration or otherwise, of all of PGF’s obligations now or hereafter existing under the indenture and the notes, whether for principal, interest, make-whole premium, fees, indemnities, costs, expenses, tax payments or otherwise (such obligations being referred to as the “guaranteed obligations”).

The obligation of Petrobras to pay amounts in respect of the guaranteed obligations will be absolute and unconditional upon failure of PGF to make, at the maturity date of the 20   Notes, the 20   Notes, the 20    Notes, the 20   Notes, the 20   Floating Rate Notes or the 20   Floating Rate Notes, as applicable, or earlier upon any acceleration of the applicable notes in accordance with the terms of the indenture, any payment in respect of principal, interest or other amounts due under the indenture and the applicable series of the notes on the date any such payment is due. If PGF fails to make payments to the trustee in respect of the guaranteed obligations, Petrobras will, upon notice from the trustee, immediately pay to the trustee such amount of the guaranteed obligations payable under the indenture and the notes. All amounts payable by Petrobras under the guaranties will be payable in U.S. dollars and in immediately available funds to the trustee. Petrobras will not be relieved of its obligations under any guaranty unless and until the trustee receives all amounts required to be paid by Petrobras under such guaranty (and any related event of default under the indenture has been cured), including payment of the total non-payment overdue interest.

Events of Default

There are no events of default under the guaranties. The fourteenth supplemental indenture, the fifteenth supplemental indenture, the sixteenth supplemental indenture, the seventeenth supplemental indenture, the eighteenth supplemental indenture and the nineteenth supplemental indenture, however, contain events of default relating to Petrobras that may trigger an event of default and acceleration of the 20  Notes, the 20  Notes, the 20  Notes, the 20  Notes, the 20  Floating Rate Notes or the 20  Floating Rate Notes. See “Description of the Notes―Events of Default.” Upon any such acceleration (including any acceleration arising out of the insolvency or similar events relating to Petrobras), if PGF fails to pay all amounts then due under the 20   Notes, the 20    Notes, the 20   Notes, the 20   Notes, the 20   Floating Rate Notes or the 20   Floating Rate Notes,  as applicable, and the indenture, Petrobras will be obligated to make such payments pursuant to the relevant guaranty.

Covenants

For so long as any of the 20   Notes, the 20   Notes, the 20   Notes, the 20   Notes, the 20   Floating Rate Notes or the 20  Floating Rate Notes, as applicable, are outstanding and Petrobras has obligations under the guaranties, Petrobras will, and will cause each of its subsidiaries, as applicable, to comply with the terms of the following covenants:

Performance Obligations under the Guaranties and Indenture

Petrobras will pay all amounts owed by it and comply with all its other obligations under the terms of the relevant guaranty and the indenture in accordance with the terms of those agreements.

Maintenance of Corporate Existence

Petrobras will maintain in effect its corporate existence and all necessary registrations and take all actions to maintain all rights, privileges, titles to property, franchises, concessions and the like necessary or desirable in the normal conduct of its business, activities or operations. However, this covenant will not require Petrobras to maintain any such right, privilege, title to property or franchise if the failure to do so does not, and will not, have a material adverse effect on Petrobras taken as a whole or have a materially adverse effect on the rights of the holders of the notes.

Maintenance of Office or Agency

So long as a series of the notes is outstanding, Petrobras will maintain in the Borough of Manhattan, The City of New York, an office or agency where notices to and demands upon Petrobras in respect of the guaranty for such series may be served. Initially this office will be located at Petrobras’ existing principal U.S. office at 570 Lexington Avenue, 43rd Floor, New York, New York 10022-6837. Petrobras will agree not to change the designation of their office without prior written notice to the trustee and designation of a replacement office in the same general location.

Ranking

Petrobras will ensure at all times that its obligations under the guaranties will be its general senior unsecured and unsubordinated obligations and will rank pari passu, without any preferences among themselves, with all other present and future senior unsecured and unsubordinated obligations of Petrobras (other than obligations preferred by statute or by operation of law) that are not, by their terms, expressly subordinated in right of payment to the obligations of Petrobras under the guaranties.

Provision of Financial Statements and Reports

Petrobras will provide to the trustee, in English or accompanied by a certified English translation thereof, (i) within 90 calendar days after the end of each fiscal quarter (other than the fourth quarter), its unaudited and consolidated balance sheet and statement of income calculated in accordance with IFRS, and (ii) within 120 calendar days after the end of each fiscal year, its audited and consolidated balance sheet and statement of income calculated in accordance with IFRS.  As long as the financial statements or reports are publicly available and accessible electronically by the trustee, the filing or electronic publication of such financial statements or reports will comply with the Petrobras’ obligation to deliver such statements and reports to the trustee.  The trustee will have no obligation to determine if and when Petrobras’ financial statements or reports, if any, are publicity available and accessible electronically.

Along with each such financial statement or report, if any, Petrobras will provide an officers’ certificate stating that a review of Petrobras’ and PGF’s activities has been made during the period covered by such financial statements with a view to determining whether Petrobras and PGF have kept, observed, performed and fulfilled their covenants and agreements under the guaranties and the indenture, as applicable, and that no event of default has occurred during such period.

In addition, whether or not Petrobras is required to file reports with the SEC, Petrobras will file with the SEC and deliver to the trustee (for redelivery to all holders of the notes, upon written request, of the 20   Notes, the 20   Notes, the 20   Notes, the 20   Notes, the 20   Floating Rate Notes or the 20   Floating Rate Notes, as applicable) all reports and other information it would be required to file with the SEC under the Exchange Act if it were subject to those regulations. If the SEC does not permit the filing described above, Petrobras will provide annual and interim reports and other information to the trustee within the same time periods that would be applicable if Petrobras were required and permitted to file these reports with the SEC.

Delivery of these reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of any of those shall not constitute constructive notice of any information contained in them or determinable from information contained therein, including Petrobras’ compliance with any of its covenants in the guaranties (as to which the trustee is entitled to rely exclusively on officer’s certificates).

Negative Pledge

So long as any note remains outstanding, Petrobras will not create or permit any lien, other than a Petrobras permitted lien, on any of its assets to secure (i) any of its indebtedness or (ii) the indebtedness of any other person, unless Petrobras contemporaneously creates or permits the lien to secure equally and ratably its obligations under the guaranties or Petrobras provides other security for its obligations under the guaranties as is duly approved by a resolution of the holders of each series of the notes in accordance with the indenture. In addition, Petrobras will not allow any of its material subsidiaries to create or permit any lien, other than a Petrobras permitted lien, on any of Petrobras’ assets to secure (i) any of its indebtedness, (ii) any of the material subsidiary’s indebtedness or (iii) the indebtedness of any other person, unless Petrobras contemporaneously creates or permits the lien to secure equally and ratably Petrobras’ obligations under the guaranties or Petrobras provides such other security for its obligations under the guaranties as is duly approved by a resolution of the holders of each series of the notes in accordance with the indenture.

As used in this “Negative Pledge” section, the following terms have the respective meanings set forth below:

A “guaranty” means an obligation of a person to pay the indebtedness of another person including without limitation:

•         an obligation to pay or purchase such indebtedness;

•         an obligation to lend money, to purchase or subscribe for shares or other securities or to purchase assets or services in order to provide funds for the payment of such indebtedness;

•         an indemnity against the consequences of a default in the payment of such indebtedness; or

•         any other agreement to be responsible for such indebtedness.

“Indebtedness” means any obligation (whether present or future, actual or contingent and including, without limitation, any guaranty) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and all leases which, under generally accepted accounting principles in the country of incorporation of the relevant obligor, would constitute a capital lease obligation).

A “lien” means any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance on any property or asset including, without limitation, any equivalent created or arising under applicable law.

A “project financing” of any project means the incurrence of indebtedness relating to the exploration, development, expansion, renovation, upgrade or other modification or construction of such project pursuant to which the providers of such indebtedness or any trustee or other intermediary on their behalf or beneficiaries designated by any such provider, trustee or other intermediary are granted security over one or more qualifying assets relating to such project for repayment of principal, premium and interest or any other amount in respect of such indebtedness.

A “qualifying asset” in relation to any project means:

•         any concession, authorization or other legal right granted by any governmental authority to Petrobras or any of Petrobras’ subsidiaries, or any consortium or other venture in which Petrobras or any subsidiary has any ownership or other similar interest;

•         any drilling or other rig, any drilling or production platform, pipeline, marine vessel, vehicle or other equipment or any refinery, oil or gas field, processing plant, real property (whether leased or owned), right of way or plant or other fixtures or equipment;

•         any revenues or claims that arise from the operation, failure to meet specifications, failure to complete, exploitation, sale, loss or damage to, such concession, authorization or other legal right or such drilling or other rig, drilling or production platform, pipeline, marine vessel, vehicle or other equipment or refinery, oil or gas field, processing plant, real property, right of way, plant or other fixtures or equipment or any contract or agreement relating to any of the foregoing or the project financing of any of the foregoing (including insurance policies, credit support arrangements and other similar contracts) or any rights under any performance bond, letter of credit or similar instrument issued in connection therewith;

•         any oil, gas, petrochemical or other hydrocarbon-based products produced or processed by such project, including any receivables or contract rights arising therefrom or relating thereto and any such product (and such receivables or contract rights) produced or processed by other projects, fields or assets to which the lenders providing the project financing required, as a condition therefore, recourse as security in addition to that produced or processed by such project; and

•         shares or other ownership interest in, and any subordinated debt rights owing to Petrobras by, a special purpose company formed solely for the development of a project, and whose principal assets and business are constituted by such project and whose liabilities solely relate to such project.

A “Petrobras permitted lien” means a:

(a) lien granted in respect of indebtedness owed to the Brazilian government, Banco Nacional de Desenvolvimento Econômico e Social or any official government agency or department of Brazil or of any state or region of Brazil;

(b) lien arising by operation of law, such as merchants’, maritime or other similar liens arising in Petrobras’ ordinary course of business or that of any subsidiary or lien in respect of taxes, assessments or other governmental charges that are not yet delinquent or that are being contested in good faith by appropriate proceedings;

(c) lien arising from Petrobras’ obligations under performance bonds or surety bonds and appeal bonds or similar obligations incurred in the ordinary course of business and consistent with Petrobras’ past practice;

(d) lien arising in the ordinary course of business in connection with indebtedness maturing not more than one year after the date on which that indebtedness was originally incurred and which is related to the financing of export, import or other trade transactions;

(e) lien granted upon or with respect to any assets hereafter acquired by Petrobras or any subsidiary to secure the acquisition costs of those assets or to secure indebtedness incurred solely for the purpose of financing the acquisition of those assets, including any lien existing at the time of the acquisition of those assets, so long as the maximum amount so secured will not exceed the aggregate acquisition costs of all such assets or the aggregate indebtedness incurred solely for the acquisition of those assets, as the case may be;

(f) lien granted in connection with the indebtedness of a wholly-owned subsidiary owing to Petrobras or another wholly-owned subsidiary;

(g) lien existing on any asset or on any stock of any subsidiary prior to its acquisition by Petrobras or any subsidiary so long as that lien is not created in anticipation of that acquisition;

(h) lien over any qualifying asset relating to a project financed by, and securing indebtedness incurred in connection with, the project financing of that project by Petrobras, any of Petrobras’ subsidiaries or any consortium or other venture in which Petrobras or any subsidiary has any ownership or other similar interest;

(i) lien existing as of the date of the fourteenth supplemental indenture in the case of the 20 Notes, as of the date of the fifteenth supplemental indenture in the case of the 20 Notes, as of the date of the sixteenth supplemental indenture in the case of the 20 Notes, as of the date of the seventeenth supplemental indenture in the case of the 20 Notes, as of the date of the eighteenth supplemental indenture in the case of the 20 Floating Rate Notes and as of the date of the nineteenth supplemental indenture in the case of the 20 Floating Rate Notes;

(j) lien resulting from the indenture, the notes, and the guaranties, if any;

(k) lien incurred in connection with the issuance of debt or similar securities of a type comparable to those already issued by Petrobras, on amounts of cash or cash equivalents on deposit in any reserve or similar account to pay interest on such securities for a period of up to 24 months as required by any rating agency as a condition to such rating agency rating such securities investment grade, or as is otherwise consistent with market conditions at such time;

(l) lien granted or incurred to secure any extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any indebtedness secured by any lien referred to in paragraphs (a) through (k) above (but not paragraph (d)), provided that such lien does not extend to any other property, the principal amount of the indebtedness secured by the lien is not increased, and in the case of paragraphs (a), (b), (c) and (g), the obligees meet the requirements of that paragraph, and in the case of paragraph (h), the indebtedness is incurred in connection with a project financing by Petrobras, any of Petrobras’ subsidiaries or any consortium or other venture in which Petrobras or any subsidiary have any ownership or other similar interest; and

(m) lien in respect of indebtedness the principal amount of which in the aggregate, together with all liens not otherwise qualifying as Petrobras permitted liens pursuant to another part of this definition of Petrobras permitted liens, does not exceed 20% of Petrobras’ consolidated total assets (as determined in accordance with IFRS) at any date as at which Petrobras’ balance sheet is prepared and published in accordance with applicable law.

A “wholly-owned subsidiary” means, with respect to any corporate entity, any person of which 100% of the outstanding capital stock (other than qualifying shares, if any) having by its terms ordinary voting power (not dependent on the happening of a contingency) to elect the board of directors (or equivalent controlling governing body) of that person is at the time owned or controlled directly or indirectly by that corporate entity, by one or more wholly-owned subsidiaries of that corporate entity or by that corporate entity and one or more wholly-owned subsidiaries.

A “material subsidiary” means a subsidiary of Petrobras which on any given date of determination accounts for more than 15% of Petrobras’ total consolidated assets (as set forth on Petrobras’ most recent balance sheet prepared in accordance with IFRS).

Limitation on Consolidation, Merger, Sale or Conveyance

Petrobras will not, in one or a series of transactions, consolidate or amalgamate with or merge into any corporation or convey, lease, spin-off or transfer substantially all of its properties, assets or revenues to any person or entity (other than a direct or indirect subsidiary of Petrobras) or permit any person (other than a direct or indirect subsidiary of Petrobras) to merge with or into it unless:

•         either Petrobras is the continuing entity or the person (the “successor company”) formed by such consolidation or into which Petrobras is merged or that acquired (through a transfer of assets, a spin-off or otherwise) or leased such property or assets of Petrobras will assume (jointly and severally with Petrobras unless Petrobras will have ceased to exist as a result of such merger, consolidation or amalgamation), by an amendment to the applicable guaranty, all of Petrobras’ obligations under such guaranty;

•          the successor company (jointly and severally with Petrobras unless Petrobras will have ceased to exist as part of such merger, consolidation or amalgamation) agrees to indemnify each holder against any tax, assessment or governmental charge thereafter imposed on such holder solely as a consequence of such consolidation, merger, conveyance, spin-off, transfer or lease with respect to the payment of principal of, or interest on, the 20   Notes, the 20   Notes, the 20   Notes, the 20   Notes, the 20   Floating Rate Notes or the 20   Floating Rate Notes, as applicable;

•         immediately after giving effect to the transaction, no event of default, and no default has occurred and is continuing; and

•         Petrobras has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that that such merger, consolidation, sale, spin-off, transfer or other conveyance or disposition and the amendment to the applicable guaranty comply with the terms of the applicable guaranty and that all conditions precedent provided for in such guaranty and relating to such transaction have been complied with.

Notwithstanding anything to the contrary in the foregoing, so long as no default or event of default under the indenture or the 20 Notes, the 20 Notes, the 20 Notes or the 20 Notes, the 20 Floating Rate Notes or the 20 Floating Rate Notes, as applicable, has occurred and is continuing at the time of such proposed transaction or would result therefrom and Petrobras has delivered notice of any such transaction to the trustee:

•         Petrobras may merge, amalgamate or consolidate with or into, or convey, transfer, spin-off, lease or otherwise dispose of all or substantially all of its properties, assets or revenues to a direct or indirect subsidiary of Petrobras in cases when Petrobras is the surviving entity in such transaction and such transaction would not have a material adverse effect on Petrobras and its subsidiaries taken as whole, it being understood that if Petrobras is not the surviving entity, Petrobras will be required to comply with the requirements set forth in the previous paragraph;

•         any direct or indirect subsidiary of Petrobras may merge or consolidate with or into, or convey, transfer, spin-off, lease or otherwise dispose of assets to, any person (other than Petrobras or any of its subsidiaries or affiliates) in cases when such transaction would not have a material adverse effect on Petrobras and its subsidiaries taken as a whole;

•         any direct or indirect subsidiary of Petrobras may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any other direct or indirect subsidiary of Petrobras; or

•         any direct or indirect subsidiary of Petrobras may liquidate or dissolve if Petrobras determines in good faith that such liquidation or dissolution is in the best interests of Petrobras, and would not result in a material adverse effect on Petrobras and its subsidiaries taken as a whole and if such liquidation or dissolution is part of a corporate reorganization of Petrobras.

Amendments

The guaranties may only be amended or waived in accordance with their terms pursuant to a written document which has been duly executed and delivered by Petrobras and the trustee, acting on behalf of the holders of the 20   Notes, the 20   Notes, the 20   Notes, the 20   Notes, the 20   Floating Rate Notes or the 20   Floating Rate Notes, as applicable. Because the guaranties form part of the indenture, they may be amended by Petrobras and the trustee, in some cases without the consent of the holders of the applicable notes. See “Description of Debt Securities—Special Situations—Modification and Waiver” in the accompanying prospectus.

Except as contemplated above, the indenture will provide that the trustee may execute and deliver any other amendment to the guaranties or grant any waiver thereof only with the consent of the holders of a majority in aggregate principal amount of the 20 Notes, the 20 Notes, the 20 Notes, 20 Notes, the 20  Floating Rate Notes or the 20 Floating Rate Notes then outstanding, as applicable.

Governing Law

The guaranties will be governed by the laws of the State of New York.

Jurisdiction

Petrobras has consented to the non-exclusive jurisdiction of any court of the State of New York or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, New York, United States and any appellate court from any thereof. Service of process in any action or proceeding brought in such New York State federal court sitting in New York City may be served upon Petrobras at Petrobras’ New York office located at 570 Lexington Avenue, 43rd Floor, New York, New York 10022-6837. The guaranties provide that if Petrobras no longer maintains an office in New York City, then it will appoint a replacement process agent within New York City as its authorized agent upon which process may be served in any action or proceeding.

Waiver of Immunities

To the extent that Petrobras may in any jurisdiction claim for itself or its assets immunity from a suit, execution, attachment, whether in aid of execution, before judgment or otherwise, or other legal process in connection with the guaranties (or any document delivered pursuant thereto) and to the extent that in any jurisdiction there may be immunity attributed to Petrobras, PGF or their assets, whether or not claimed, Petrobras has irrevocably agreed with the trustee, for the benefit of the holders, not to claim, and to irrevocably waive, the immunity to the full extent permitted by law.

Currency Rate Indemnity

Petrobras has agreed that, if a judgment or order made by any court for the payment of any amount in respect of any of its obligations under the guaranties is expressed in a currency (the “judgment currency”) other than U.S. dollars (the “denomination currency”), Petrobras will indemnify the relevant holder and the trustee against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from Petrobras’ other obligations under the guaranties, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect.

PLAN OF DISTRIBUTION

Under the terms and subject to the conditions contained in the underwriting agreement dated     , by and among PGF, Petrobras and Bank of China (Hong Kong) Limited,  BB Securities Ltd., Banco Bradesco BBI S.A., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Banca IMI S.p.A. and Scotia Capital (USA) Inc., as underwriters, each underwriter has severally agreed to purchase, and PGF has agreed to sell to the underwriters, the number of notes set forth opposite the name of such underwriters below:

Underwriters	Principal Amount of the 20 Notes	Principal Amount of the 20 Notes	Principal Amount of the 20 Notes	Principal Amount of the 20 Notes	Principal Amount of the 20 Floating Rate Notes	Principal Amount of the 20 Floating Rate Notes
Bank of China (Hong Kong) Limited	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$
BB Securities Ltd.	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$
Banco Bradesco BBI S.A.	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$
Citigroup Global Markets Inc.	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$
HSBC Securities (USA) Inc.	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$
J.P. Morgan Securities LLC	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$
Banca IMI S.p.A.	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$
Scotia Capital (USA) Inc.	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$
Total	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$

The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the notes is subject to, among other conditions, the delivery of certain legal opinions by its counsel. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any notes are taken. The notes will initially be offered at the price indicated on the cover page of this prospectus supplement. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters. The notes may be offered and sold through certain of the underwriters’ affiliates.

Bank of China (Hong Kong) Limited is not a broker-dealer registered with the SEC and therefore will not effect any offer or sales of any notes in the United States or to U.S. persons unless it is through one or more U.S. registered broker-dealers, or otherwise~~,~~  as permitted applicable U.S. securities laws and regulations, and as permitted by the regulations of FINRA.

BB Securities Ltd. is not a broker-dealer registered with the SEC, and therefore may not make sales of any notes in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that BB Securities Ltd. intends to effect sales of the notes in the United States, it will do so only through Banco do Brasil Securities LLC or one or more U.S. registered broker dealers, or otherwise as permitted by applicable U.S. law. BB Securities Asia Pte. Ltd. may be involved in the sales of the notes in Asia.

                Bradesco Securities Inc. will act as agent of Banco Bradesco BBI S.A. for sales of the notes in the United States. Banco Bradesco BBI S.A. is not a broker-dealer registered with the SEC, and therefore may not make sales of any notes in the United States or to U.S. persons. Banco Bradesco BBI S.A. and Bradesco Securities Inc. are affiliates of Banco Bradesco S.A.

                Banca IMI S.p.A. is not a broker-dealer registered with the SEC and therefore will not effect any offer or sales of any notes in the United States or to U.S. persons unless it is through one or more U.S. registered broker-dealers, or otherwise, as permitted by applicable U.S. securities laws and regulations, and as permitted by the regulations of FINRA.

The underwriting agreement provides that PGF and Petrobras will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and will contribute to payments the underwriters may be required to make in respect of the underwriting agreement.

PGF has been advised by the underwriters that the underwriters intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and any such market-making may be discontinued at any time at the sole discretion of the underwriters. In addition, such market-making activity will be subject to the limits imposed by the Exchange Act. Accordingly, no assurance can be given as to the liquidity of, or the development or continuation of trading markets for, the notes.

In connection with this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may bid for and purchase notes in the open market to stabilize the price of the notes. The underwriters may also over-allot this offering, creating a short position, and may bid for and purchase notes in the open market to cover the short position. These activities may stabilize and maintain the market price of the notes above market levels that may otherwise prevail. The underwriters are not required to engage in these activities, and may end these activities at any time.

The underwriters have from time to time in the past provided, and may in the future provide, investment banking, financial advisory and other services to Petrobras, PGF and their affiliates for which the underwriters have received or expect to receive customary fees.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has  a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies.  Typically, these  underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby.  Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The underwriters and/or their affiliates may acquire the notes for their own property accounts. Such acquisitions may have an effect on demand for and the price of the notes.

In compliance with FINRA guidelines, the maximum compensation to the underwriters or agents in connection with the sale of the notes pursuant to this prospectus supplement and the accompanying prospectus will not exceed 8% of the aggregate total offering price to the public of the notes as set forth on the cover page of this prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

The expenses of the offering, excluding the underwriting discount, are estimated to be U.S.$2,000,000.00 and will be borne by PGF.

The notes are offered for sale in the United States and other jurisdictions where it is legal to make these offers. The distribution of this prospectus supplement and the accompanying prospectus, and the offering of the notes in certain jurisdictions may be restricted by law.  Persons into whose possession this prospectus supplement and the accompanying prospectus come and investors in the notes should inform themselves about and observe any of these restrictions.  This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

The underwriters have agreed that they have not offered, sold or delivered, and they will not offer, sell or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will, to the best knowledge and belief of the underwriters, after reasonable investigation, result in compliance with the applicable laws and regulations of such jurisdiction and which will not impose any obligations on PGF except as set forth in the underwriting agreement.

Neither PGF nor the underwriters have represented that the notes may be lawfully sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to an exemption, or assumes any responsibility for facilitating these sales.

The underwriters propose to offer the notes initially at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a selling concession not in excess of 0.25% of the principal amount of the notes.  After the initial public offering of the notes, the public offering price and concession and discount to dealers may be changed.

General

No action has been or will be taken in any jurisdiction other than the United States by PGF or any underwriter that would, or is intended to, permit a public offering of the notes, or possession or distribution of this prospectus supplement or any other offering material, in any country or jurisdiction where action for that purpose is required. Persons outside the United States into whose hands this prospectus supplement comes are required by PGF and the underwriters to comply with all applicable laws and regulations in each country or jurisdiction in which they purchase, offer, sell or deliver notes  or have in their possession, distribute or publish this prospectus supplement or any other offering material relating to the notes, in all cases at their own expense.

Brazil

The notes have not been, and will not be, registered with the Comissão de Valores Mobiliários - CVM. The notes may not be offered or sold in Brazil, except in circumstances that do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

Pursuant to Law No. 18,045 of Chile (the securities market law of Chile) and Rule (Norma de Carácter General) No. 336, dated June 27, 2012, issued by the SVS, the notes may be privately offered in Chile to certain “qualified investors” identified as such by Rule 336 (which in turn are further described in Rule N°. 216, dated June 12, 2008, of the SVS).

Rule 336 requires the following information to be provided to prospective investors in Chile:

1.                   the date of commencement of the offer is March 10, 2014. The offer of the notes is subject Rule (Norma de Carácter General) No. 336, dated June 27, 2012, issued by the Superintendency of Securities and Insurance of Chile (Superintendencia de Valores y Seguros de Chile or “SVS”);

2.                   the subject matter of this offer are securities not registered with the Securities Registry (Registro de Valores) of the SVS, nor with the foreign securities registry (Registro de Valores Extranjeros) of the SVS, due to the notes not being subject to the oversight of the SVS;

3.                   since the notes are not registered in Chile there is no obligation by the issuer to make publicly available information about the notes in Chile; and

4.                   the notes shall not be subject to public offering in Chile unless registered with the relevant Securities Registry of the SVS.

Información a los Inversionistas Chilenos

De conformidad con la ley N° 18.045, de mercado de valores y la Norma de Carácter General N° 336 (la “NCG 336”), de 27 de junio de 2012, de la Superintendencia de Valores y Seguros de Chile (la “SVS”), los bonos pueden ser ofrecidos privadamente a ciertos “inversionistas calificados”, a los que se refiere la NCG 336 y que se definen como tales en la Norma de Carácter General N° 216, de 12 de junio de 2008, de la SVS.

La siguiente información se proporciona a potenciales inversionistas de conformidad con la NCG 336:

1.             La oferta de los bonos comienza el 10 de marzo de 2014, y se encuentra acogida a la Norma de Carácter General N° 336, de fecha 27 de junio de 2012, de la SVS;

2.             La oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la SVS, por lo que tales valores no están sujetos a la fiscalización de esa Superintendencia;

3.             Por tratarse de valores no inscritos en Chile no existe la obligación por parte del emisor de entregar en Chile información pública sobre los mismos; y

4.            Estos valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro de Valores correspondiente.

Peru

The notes and the information contained in this prospectus supplement are not being publicly marketed or offered in Peru and will not be distributed or caused to be distributed to the general public in Peru. Peruvian securities laws and regulations on public offerings will not be applicable to the offering of the notes and therefore, the disclosure obligations set forth therein will not be applicable to the issuer or the sellers of the notes before or after their acquisition by prospective investors.  The notes and the information contained in this prospectus supplement have not been and will not be reviewed, confirmed, approved or in any way submitted to the Peruvian Superintendency of Capital Markets (Superintendencia del Mercado de Valores) or the SMV and the Notes have not been registered under the Securities Market Law (Ley del Mercado de Valores) or any other Peruvian regulations. Accordingly, the notes cannot be offered or sold within Peruvian territory except to the extent any such offering or sale qualifies as a private offering under Peruvian regulations and complies with the provisions on private offerings set forth therein.

European Economic Area

In relation to each Member State that has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any notes which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•         to any legal entity which is a qualified investor as defined in the Prospectus Directive.

•         by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of PGF for any such offer; or

•         to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospective Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer;

•         provided that no such offer of notes shall result in a requirement for the publication by PGF or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive, the expression Prospectus Directive means Directive 2003/71/EU (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

The Netherlands

This document has not been and will not be approved by the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten) in accordance with Article 5:2 of the Dutch Act on Financial Supervision (Wet op het financieel toezicht). The notes will only be offered in The Netherlands to qualified investors (gekwalificeerde beleggers) as defined in Article 1:1 of the Dutch Act on Financial Supervision.

United Kingdom

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”).  This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons.  Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

In relation to the United Kingdom, each underwriter has represented and agreed that:

(i)            it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to PGF or Petrobras; and

(ii)           it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Switzerland

This document does not, and is not intended to, constitute an offer or solicitation to purchase or invest in the notes described herein in Switzerland. The notes may not be offered, sold or advertised, directly or indirectly, to the public in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus pursuant to the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the notes may be distributed, or otherwise made available, to the public in Switzerland. Each underwriter has, accordingly, represented and agreed that it has not offered, sold or advertised and will not offer, sell or advertise, directly or indirectly, notes to the public in, into or from Switzerland, and that it has not distributed, or otherwise made available, and will not distribute or otherwise make available, this prospectus supplement or any other offering or marketing material relating to the notes to the public in Switzerland.

Dubai

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”).  This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA.  It must not be delivered to, or relied on by, any other person.  The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers.  The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement.  The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale.  Prospective purchasers of the notes offered should conduct their own due diligence on the notes.  If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, The Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, The Laws of Hong Kong), or which do not constitute an offer to the public within the meaning of the Companies Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “FIEL”) and each underwriter has agreed that it has not offered or sold and will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, this document and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

TAXATION

The following discussion summarizes certain U.S. federal income, Brazilian and Dutch tax considerations that may be relevant to the ownership and disposition of the notes acquired in this offering for the original price.  This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisors about the tax consequences of holding the notes, including the relevance to your particular situation of the considerations discussed below, as well as of any other tax laws.  There currently are no income tax treaties between Brazil and the United States. Although Brazilian and American tax authorities have had discussions that may culminate in such a treaty, we cannot make any assurances regarding whether or when such a treaty will enter into force or how it will affect holders of the notes.

U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations that may be relevant to a beneficial owner of a note that is, for U.S. federal income tax purposes, a citizen or resident of the United States, a domestic corporation or an entity otherwise subject to U.S. federal income taxation on a net income basis in respect of the note (a “U.S. Holder”). This summary addresses only U.S. Holders that purchase notes as part of the initial offering, and that hold such notes as capital assets. The summary does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks or other financial institutions, tax-exempt entities, partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) or partners therein, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold the notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or persons that have a “functional currency” other than the U.S. Dollar. A “Non-U.S. Holder” is a beneficial owner of the notes (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

This summary is based on the Internal Revenue Code of 1986, as amended, existing, proposed and temporary U.S. Treasury regulations and judicial and administrative interpretations thereof, in each case as of the date hereof. All of the foregoing are subject to change (possibly with retroactive effect) or to differing interpretations, which could affect the U.S. federal income tax consequences described herein.

INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICATION TO THEIR PARTICULAR CIRCUMSTANCES OF THE U.S. FEDERAL INCOME TAX CONSIDERATIONS DISCUSSED BELOW, AS WELL AS THE APPLICATION OF U.S. FEDERAL ESTATE, GIFT AND ALTERNATIVE MINIMUM TAX LAWS, U.S. STATE AND LOCAL TAX LAWS AND FOREIGN TAX LAWS.

Payments of Interest and Additional Amounts

Payments of interest on a note (which may include additional amounts) generally will be taxable to a U.S. Holder as ordinary interest income when such interest is accrued or received, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

It is expected that the notes will not be considered as issued with original issue discount (“OID”) in excess of a de minimis amount. In general, however, if the notes are issued with OID that is more than a de minimis amount, regardless of a U.S. Holder’s regular method of accounting for U.S. federal income tax purposes, such holder will have to include OID as ordinary gross income under a “constant yield method” before the receipt of cash attributable to such income.

Interest income in respect of the notes generally will constitute foreign-source income for purposes of computing the foreign tax credit allowable under the U.S. federal income tax laws. The limitation on foreign income taxes eligible for credit is calculated separately with respect to specific classes of income. Such income generally will constitute “passive category income” for foreign tax credit purposes for most U.S. Holders. The calculation and availability of foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign income taxes, the availability of such deduction involves the application of complex rules that depend on the U.S. Holder’s particular circumstances. In addition, foreign tax credits generally will not be allowed for certain short-term or hedged positions in the notes.

U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits or deductions in respect of foreign taxes and the treatment of additional amounts.

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on interest income earned in respect of notes so long as such income is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States. Non-U.S. Holders should consult their own tax advisors in the event interest income with respect to the notes is effectively connected with their trade or business in the United States.

Sale or Disposition of Notes

A U.S. Holder generally will recognize capital gain or loss upon the sale, exchange, retirement or other taxable disposition of a note in an amount equal to the difference between the amount realized upon such disposition (other than amounts attributable to accrued but unpaid interest, which will be taxed as ordinary income to the extent not previously included in gross income) and such U.S. Holder’s tax basis in the note. A U.S. Holder’s tax basis in the note will generally equal such U.S. Holder’s purchase price of the note. Gain or loss realized by a U.S. Holder on the disposition of a note generally will be long-term capital gain or loss if, at the time of the disposition, the note has been held for more than one year. The net amount of long-term capital gain realized by an individual U.S. Holder generally is subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations.

Capital gain or loss recognized by a U.S. Holder generally will be U.S.-source gain or loss. Consequently, if any such gain is subject to foreign withholding tax, a U.S. Holder may not be able to credit the tax against its U.S. federal income tax liability unless such credit can be applied (subject to the applicable limitation) against tax due on other income treated as derived from foreign sources. U.S. Holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the notes.

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition of notes so long as (i) such gain is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or (ii) in the case of gain realized by an individual, such Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the disposition. Non-U.S. Holders should consult their own tax advisors in the event either of the foregoing conditions applies.

Backup Withholding and Information Reporting

Payments in respect of the notes that are paid within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless the U.S. Holder (i) is a corporation or other exempt recipient, and demonstrates this fact when so required, or (ii) provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding collected from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, and may entitle the U.S. Holder to a refund, provided that certain required information is timely furnished to the IRS.

Although Non-U.S. Holders generally are exempt from backup withholding, a Non-U.S. Holder may, in certain circumstances, be required to comply with certification procedures to prove entitlement to this exemption.

Brazilian Tax Considerations

The following discussion is a summary of the Brazilian tax considerations relating to an investment in the notes by a non-resident of Brazil. This discussion is based on the tax laws of Brazil as in effect on the date of this prospectus supplement and is subject to any change in Brazilian law that may come into effect after such date. The information set forth below is intended to be a general discussion only and does not address all possible tax consequences relating to an investment in the notes.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE CONSEQUENCES OF PURCHASING THE NOTES, INCLUDING, WITHOUT LIMITATION, THE CONSEQUENCES OF THE RECEIPT OF INTEREST AND THE SALE OR OTHER DISPOSITION OF THE NOTES OR COUPONS.

Payments in Respect of the Notes, and Sale or Other Disposition of Notes

Generally, an individual, entity, trust or organization that is domiciled for tax purposes outside Brazil (a “Non-Resident”) is subject to income tax in Brazil only when income is derived from Brazilian source or when the transaction giving rise to such earnings involves assets located in Brazil. Therefore, based on the fact that PGF is considered to be domiciled abroad for tax purposes, any interest, gains, fees, commissions, expenses and any other income paid by PGF in respect of the notes it issues to Non-Resident holders should not, under Brazilian law, be regarded as payable by a Brazilian obligor. Accordingly, no Brazilian income or withholding taxes should apply to payments made by the issuer, provided that such payments are made with funds held by PGF outside of Brazil.

Any capital gains generated outside Brazil as a result of a transaction between two Non-Resident holders with respect to assets not located in Brazil are generally not subject to tax in Brazil.  If the assets are located in Brazil, then capital gains realized thereon are subject to income tax, according to Law No. 10,833, enacted on December 29, 2003.  Since the notes will be issued and registered abroad, the notes should not fall within the definition of assets located in Brazil for purposes of Law No. 10,833. Therefore, gains realized on the sale or other disposition of the notes made outside Brazil by a Non-Resident holder to another non-Brazilian resident should not be subject to Brazilian taxes. Notwithstanding the foregoing, considering the general and unclear scope of this legislation and the absence of judicial guidance in respect thereof, we cannot assure prospective investors that such interpretation will prevail in the courts of Brazil.

As a result, gains realized by a Non-Resident holder from the sale or other disposition of the notes (i) to a Non-Resident in case the notes are deemed to be located in Brazil or (ii) to a resident of Brazil may be subject to income tax in Brazil at a rate of 15%.  A 25% rate, however, may apply if such Non-Resident holder is located in a country (i) that does not impose any income tax, (ii) that imposes income tax at a maximum rate lower than 20% (a “Low or Nil Tax Jurisdiction”) or (iii) where the local laws do not allow access to information related to the shareholding composition of legal entities, to their ownership or to the identity of the effective beneficiary of the income attributed to non-residents.  A lower rate, however, may apply under an applicable tax treaty between Brazil and the country where the Non-Resident holder has its domicile.

Payments Made by Petrobras as Guarantor

Interest, fees, commissions, expenses and any other income payable by Petrobras as guarantor resident in Brazil to a Non-Resident holder are generally subject to income tax withheld at source. The rate of withholding in respect of interest payments is generally 15%, unless (i) the holder of the notes is resident or domiciled in a Low or Nil Tax Jurisdiction, in which case the applicable rate is 25%, or (ii) such other lower rate as provided for in an applicable tax treaty between Brazil and the country where the beneficiary is domiciled. In case the guarantor is required to assume the obligation to pay the principal amount of the notes, Brazilian tax authorities could attempt to impose withholding income tax as described above.

If the payments with respect to the notes are made by Petrobras as a guarantor, then Non-Resident holders will be indemnified so that, after payment of applicable Brazilian taxes imposed by deduction or withholding with respect to principal or interest payable with respect to the notes, subject to certain exceptions, as mentioned in “Description of the Notes—Covenants—Additional Amounts”, a Non-Resident holder will receive an amount equal to the amount that such Non-Resident holder would have received if no such taxes were imposed. See “Description of the Notes—Covenants—Additional Amounts.”

Low or Nil Tax Jurisdictions and Privileged Tax Regimes

On June 4, 2010, Brazilian tax authorities adopted Normative Instruction No. 1,037 listing (i) the countries and jurisdictions considered as Low or Nil Tax Jurisdictions and (ii) the “privileged tax regimes,” which definition is provided by Law No. 11,727, of June 23, 2008.  Although we believe that the best interpretation of the current tax legislation could lead to the conclusion that the “privileged tax regime” concept should solely apply for purposes of Brazilian transfer pricing and thin capitalization rules, we cannot assure whether subsequent legislation or interpretations by the Brazilian tax authorities will not also make it applicable to a Non-Resident holder with respect to payments potentially made by a Brazilian source.

We recommend prospective investors consult their own tax advisors regarding the tax consequences arising from Normative Instruction No. 1,037 and Law No. 11,727.  If the Brazilian tax authorities determine that payments made to a Non-Resident holder are within the scope of a “privileged tax regime,” then the withholding income tax applicable to such payments could be up to 25%.

Other Tax Considerations

Brazilian law imposes a tax on foreign exchange transactions (Imposto sobre Operações de Crédito, Câmbio, Seguros e sobre Operações relativas à Títulos e Valores Mobiliários) (the “IOF/Exchange”) on the conversion of reais into foreign currency and on the conversion of foreign currency into reais, including foreign exchange transactions in connection with payments made by a Brazilian guarantor under the guaranties to Non-Resident holders.

Currently, the IOF/Exchange rate is 0.38% for most foreign exchange transactions, including foreign exchange transactions in connection with payments by Petrobras to Non-Resident holders under the guaranties. However, the IOF/Exchange rate can be increased by the Brazilian Government at any time up to a maximum rate of 25%. Any such new rate would only apply to future foreign exchange transactions.

Generally, there are no inheritance, gift, succession, stamp, or other similar taxes in Brazil with respect to the ownership, transfer, assignment or other disposition of the notes by a Non-Resident, except for gift and inheritance taxes imposed by some Brazilian states on gifts or bequests by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such states.

Dutch Tax Considerations

The following describes certain Dutch tax consequences for a holder who is neither a resident nor deemed to be a resident of The Netherlands for Dutch tax purposes and, in the event such holder is an individual, has not opted to be treated as a resident in The Netherlands for the purposes of the Dutch Income Tax Act 2001, in respect of the ownership and disposal of the notes.

For the purpose of this section, “Dutch Taxes” shall mean taxes of whatever nature levied by or on behalf of The Netherlands or any of its subdivisions or taxing authorities. The Netherlands means the part of the Kingdom of the Netherlands located in Europe.

This section is intended as general information only and it does not purport to describe all possible Dutch tax considerations or consequences that may be relevant to a holder.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE CONSEQUENCES OF PURCHASING THE NOTES, INCLUDING, WITHOUT LIMITATION, THE CONSEQUENCES OF THE RECEIPT OF INTEREST AND THE SALE OR OTHER DISPOSITION OF THE NOTES OR COUPONS.

For Dutch tax purposes, a holder of notes may include an individual or an entity who does not have the legal title to the notes, but to whom the notes are attributed based either on such individual or entity holding a beneficial interest in the notes or based on specific statutory provisions, including statutory provisions pursuant to which the notes are attributed to an individual who is, or who has directly or indirectly inherited the notes from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the notes.

This section does not describe all the possible Dutch tax consequences that may be relevant to the holder of the notes who receives or has received any benefits from these notes as employment income, deemed employment income or otherwise as compensation.

Dutch Individual and Corporate Income Tax

A holder will not be subject to any Dutch taxes on any payment made to the holder under the notes, or on any capital gain from the disposal, or deemed disposal, or redemption of, the notes, except if:

(i)

the holder derives profits from an enterprise, whether as entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of the enterprise, other than as an entrepreneur or a shareholder, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in The Netherlands, to which the notes are attributable;

(ii)

the holder is an individual and derives benefits from miscellaneous activities (overige werkzaamheden) carried out in The Netherlands in respect of the notes, including without limitation activities which are beyond the scope of active portfolio investment activities;

(iii)

the holder is not an individual and is entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, which is effectively managed in The Netherlands, other than by way of securities, and to which enterprise the notes are attributable; or

(iv)

if the holder is an individual and is entitled to a share in the profits of an enterprise that is effectively managed in The Netherlands, other than by way of securities, and to which enterprise the notes are attributable.

Dutch Withholding Tax

All payments made under the notes will not be subject to any withholding tax. If withholding is required by law, additional amounts may be payable. See “Description of the Notes—Covenants―Additional Amounts.”

Dutch Gift and Inheritance Taxes

No Dutch gift tax or inheritance tax is due in respect of any gift of notes by, or inheritance of the notes on the death of a holder, except if:

(i)	at the time of the gift or death of the holder, the holder is a resident, or is deemed to be a resident, of The Netherlands;

(ii)

the holder dies within 180 days after the date of the gift of the notes and is not, or not deemed to be, at the time of the gift, but is, or deemed to be, at the time of his death, a resident of The Netherlands; or

(iii)	the gift of the notes is made under a condition precedent and the holder is a resident, or is deemed to be a resident, of The Netherlands at the time the condition is fulfilled.

Other Taxes and Duties

No other Dutch taxes, including turnover tax and taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, are payable in The Netherlands by or on behalf of a holder of the notes by reason only of the purchase, ownership and disposal of the notes.

The Directive

Under the Directive, each Member State is required to provide to the tax or other relevant authorities of another Member State details of payments of interest (or similar income) paid by a paying agent within its jurisdiction to, or collected by such a paying agent for, an individual resident in that other Member State or to certain limited types of entities established in that other Member State. However, for a transitional period (the ending of which is dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries), Luxembourg and Austria will (unless during that period they elect otherwise) operate a withholding system in relation to such payments deducting tax at the rate of 35%, unless the beneficiary of the interest payments elects for the exchange of information procedure or the tax certificate procedure. A number of non-EU countries and territories including Switzerland have agreed to adopt similar measures (a withholding system in the case of Switzerland).

The European Commission has proposed certain amendments to the Directive, which may, if implemented, amend and broaden the scope of the requirement described above. Holders of notes should therefore seek advice from their financial or tax adviser on the full implications for themselves of the draft of the amended Directive.

DIFFICULTIES OF ENFORCING CIVIL LIABILITIES AGAINST NON-U.S. PERSONS

Petrobras is a sociedade de economia mista (mixed capital company), a public sector company with some private sector ownership, established under the laws of Brazil, and PGF is a private company with limited liability incorporated under the laws of The Netherlands. A substantial portion of the assets of Petrobras and PGF are located outside the Unites States, and at any time all of their respective executive officers and directors, and certain advisors named in this prospectus supplement, may reside outside the United States. As a result, it may not be possible for you to effect service of process on any of those persons within the United States. In addition, it may not be possible for you to enforce a judgment of a United States court for civil liability based upon the United States federal securities laws against any of those persons outside the United States.

For further information on potential difficulties in effecting service of process on any of those persons or enforcing judgments against any of them outside the United States, see “Enforceability of Civil Liabilities” in the accompanying prospectus.

LEGAL MATTERS

Houthoff Buruma, special Dutch counsel for PGF, will pass upon the validity of the notes and the indenture for PGF as to certain matters of Dutch law. Mr. Nilton Antonio de Almeida Maia, Petrobras’ general counsel, will pass upon, for PGF and Petrobras, certain matters of Brazilian law relating to the notes, the indenture and the guaranties. The validity of the notes, the indenture and the guaranties will be passed upon for PGF and Petrobras by Cleary Gottlieb Steen & Hamilton LLP as to certain matters of New York law.

Mattos Filho Veiga Filho Marrey Jr. e Quiroga Advogados will pass upon the validity of the indenture and the guaranties for the underwriters as to certain matters of Brazilian law. Shearman & Sterling LLP will pass upon the validity of the notes, the indenture and the guaranties for the underwriters as to certain matters of New York law.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Petrobras and its subsidiaries as of and for the year ended December 31, 2011 have been incorporated in this prospectus supplement by reference to the Petrobras Report on Form 6-K furnished to the SEC on February 26, 2014, and the amendment on Form 6-K/A furnished to the SEC on March 10, 2014, in reliance upon the report of KPMG Auditores Independentes, an independent registered public accounting firm, and upon the authority of KPMG Auditores Independentes as experts in accounting and auditing.

The consolidated financial statements of Petrobras and its subsidiaries as of and for the years ended December 31, 2013 and 2012 and management’s assessments of the effectiveness of internal control over financial reporting (which is included in the Management’s Report on Internal Control over Financial Reporting) as of December 31, 2013, have been incorporated in this prospectus supplement by reference to the Petrobras Reports on Form 6-K furnished to the SEC on February 26, 2014 and March 7, 2014, and the related amendment on Form 6-K/A furnished to the SEC on March 10, 2014, in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm and upon the authority of PricewaterhouseCoopers Auditores Independentes as experts in accounting and auditing.